Registration No.333-34088


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         POST EFFECTIVE AMENDMENT NO. 1

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


0
                         INTEGON RE (BARBADOS), LIMITED
               (Exact name of registrant as specified in charter)

            Barbados                                Application Pending
  (State or other jurisdiction                (I.R.S. employer identification
of incorporation or organization)                         number)

                               One Financial Place
                                 Collymore Rock
                           St. Michael, Barbados, W.I.
                                 (246) 436-4895
          (Address, including zip code, and telephone number, including area code, of principal executive office)



                    RONALD W. JONES, Vice-President, Finance
                         Integon Re (Barbados), Limited
                               One Financial Place
                                 Collymore Rock
                           St. Michael, Barbados, W.I.
                                 (246) 436-4895
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                                    Copy to:
                           George R. Abramowitz, Esq.
                              Douglas N. Beck, Esq.
                     LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                          1875 Connecticut Avenue, N.W.
                             Washington, D.C. 20009

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. (X)



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If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [] _______________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [] ______________

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [] ______________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [] ______________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that the registrant statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to section 8(a), may determine.



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                               P R O S P E C T U S


                         Integon Re (Barbados), Limited
                      30,000 Shares of Participating Stock


We are a Barbados company engaged in the business of reinsuring property and casualty insurance risks including primarily automobile and motorcycle insurance policies.

By this prospectus, we are offering 300 series of participating shares of our stock with each series consisting of 100 shares. The offering price is $250.00 per participating share. All Amounts Of Money Shown In This Prospectus Are Stated In U.S. Dollars.

We will issue participating shares only to persons or entities certified by independent insurance agencies and only if we receive stock purchase agreements executed by such persons or entities that are acceptable to us in our sole discretion.

No underwriting discounts or commissions will be paid in connection with the offering of participating shares. The participating shares are not listed on any national securities exchange or the Nasdaq Stock Market.

Investing in our participating shares involves risks. See "Risk Factors" (page __).

Neither The Securities And Exchange Commission Nor Any State Securities Commission Has Approved Or Disapproved These Securities Or Passed Upon The Accuracy Or Adequacy Of This Prospectus. Any Representation To The Contrary Is A Criminal Offense.


                     The date of this Prospectus is , 2002.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION IN WHICH SUCH OFFERING MAY NOT LAWFULLY BE MADE. NO DEALER, SALESMAN, OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON.

                              FOR ARIZONA INVESTORS

NO SHARES MAY BE OFFERED TO OR PURCHASED BY RESIDENTS OF ARIZONA UNLESS THE PURCHASER IS (I) AN OWNER OF THE ENTITY WITH RESPECT TO WHICH THE PARTICIPATING SHARES ARE ISSUED, (II) A MEMBER OF THE FAMILY OF THE ENTITY WITH RESPECT TO WHICH THE PARTICIPATING SHARES ARE ISSUED, (III) A TRUST FOR THE BENEFIT OF PERSONS OTHERWISE ELIGIBLE TO PURCHASE SHARES, (IV) A CORPORATION OR PARTNERSHIP CONTROLLED BY THE OWNER OF THE ENTITY WITH RESPECT TO WHICH THE PARTICIPATING SHARES ARE ISSUED, OR (V) A KEY EMPLOYEE WITH RESPECT TO SUCH ENTITY.

                              FOR FLORIDA INVESTORS

THE SECURITIES BEING OFFERED HEREBY HAVE NOT BEEN REGISTERED WITH THE FLORIDA DIVISION OF SECURITIES. ANY SALE MADE PURSUANT TO THIS PROSPECTUS MAY BE VOIDED BY THE PURCHASER WITHIN THREE DAYS OF THE FIRST TENDERING OF CONSIDERATION.

                            FOR MISSISSIPPI INVESTORS

THE COMMISSIONER OF INSURANCE OF THE STATE OF MISSISSIPPI (THE "MISSISSIPPI INSURANCE COMMISSIONER") HAS NOT APPROVED OR DISAPPROVED THIS OFFERING, NOR HAS THE MISSISSIPPI INSURANCE COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.



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                                TABLE OF CONTENTS


                                                                            Page


SUMMARY........................................................................1

OUR BUSINESS...................................................................1

THE OFFERING...................................................................1

RISK FACTORS...................................................................3

OUR COMPANY....................................................................8

ELIGIBILITY TO PURCHASE THE SHARES.............................................9

USE OF PROCEEDS................................................................9

DETERMINATION OF OFFERING PRICE...............................................10

DIVIDENDS.....................................................................10

OUR BUSINESS..................................................................11

INTRODUCTION..................................................................11

REINSURANCE...................................................................11

    General Considerations....................................................11
    The Retrocession Agreement................................................12
    Reallocation of Insurance Losses;  Retention of Insurance Losses by MIC...13

INVESTMENT INCOME.............................................................14

INSURANCE MANAGEMENT AGREEMENT................................................14

EMPLOYEES.....................................................................15

COMPETITION...................................................................15

BARBADOS REGULATION AND TAXES.................................................15

    Insurance Regulation......................................................15
    Taxes.....................................................................16
    Exchange Control..........................................................16

FACILITIES....................................................................16

LEGAL PROCEEDINGS.............................................................16

AVAILABLE INFORMATION.........................................................16


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REPORTS TO STOCKHOLDERS.......................................................17

ENFORCEABILITY OF CIVIL LIABILITIES AGAINST OUR DIRECTORS, US AND OTHERS......17

SELECTED FINANCIAL DATA.......................................................17

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
    OF OPERATIONS.............................................................18

    Results of Operations.....................................................18
    Fiscal Year Ended December 31, 2001 and Period March 20, 2000
      to December 31, 2000....................................................18

QUANTITATIVE DISCLOSURE ABOUT MARKET RISK.....................................19

MANAGEMENT....................................................................20

DIRECTORS AND OFFICERS........................................................20

COMMITTEES OF THE BOARD.......................................................20

REMUNERATION..................................................................21

PRINCIPAL SHAREHOLDER.........................................................21

CERTAIN TRANSACTIONS..........................................................21

DESCRIPTION OF CAPITAL STOCK..................................................21

ALLOCATIONS TO SUBSIDIARY CAPITAL ACCOUNTS....................................21

    Proceeds of Sale of Stock.................................................22
    Underwriting Income and Expenses..........................................22
    Reallocation of Losses....................................................22
    Day-to-Day Operating Expenses.............................................23
    United States Tax.........................................................23
    Share Issuance Expenses...................................................23
    Miscellaneous Expenses....................................................23
    Investment Income.........................................................23
    Dividends, Redemptions and Liquidations...................................23

VOTING RIGHTS.................................................................25

    Election of Directors.....................................................25
    Proxies...................................................................25
    Liquidation...............................................................25
    Changes in Articles and By-Laws...........................................25
    Other Matters.............................................................25

REDEMPTION....................................................................25

LIQUIDATION...................................................................26

RESTRICTIONS ON TRANSFER......................................................26

    Transfers of Less Than All Shares of a Series.............................26


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    Right of First Refusal....................................................26
    Exceptions to Restrictions on Transfers...................................27
    Provisions Applicable to All Transfers....................................27

COMMON STOCK..................................................................27

BARBADOS CORPORATE LAW PROVISIONS.............................................27

    Dividends and Distributions...............................................28
    Repurchase................................................................28
    Shareholders' Remedies....................................................28
    Enforcement of United States Judgments....................................28
    Indemnification...........................................................28
    Inspection of Corporate Records...........................................28

PLAN OF DISTRIBUTION..........................................................28

OFFERING PROCEDURE............................................................28

PURCHASE PROCEDURES...........................................................29

TERMS OF SALE.................................................................29

CONDITIONS OF SALE............................................................29

    Approval of Purchase......................................................29
    Minimum Sales.............................................................30

TERMINATION OF OFFERING.......................................................30

UNITED STATES -- BARBADOS INCOME TAX TREATY...................................31

UNITED STATES PREMIUM EXCISE TAX..............................................31

UNITED STATES FEDERAL INCOME TAX RISKS AND CONSEQUENCES TO US.................31

    Risks and Consequences of Carrying on a United States Reinsurance
      Business Through a Permanent Establishment..............................31
    United States Withholding Tax Applicable to Certain Investment Income
      Not Attributable to a United States Permanent Establishment.............32
    Reallocations By Internal Revenue Service.................................32

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES -- THE SHAREHOLDERS.............33

    Taxation of Our Income to Shareholders Under Subpart F of the Code........33
    Risk of Recharacterization of Reinsurance Profits on Business
      Retroceded to Us........................................................33

LEGAL MATTERS.................................................................34

EXPERTS.......................................................................34

ADDITIONAL INFORMATION........................................................34

ARTICLES OF INCORPORATION.....................................................47

THE COMPANIES ACT OF BARBADOS.................................................48


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


SCHEDULE TO ARTICLES OF INCORPORATION.........................................48

DEFINITIONS...................................................................48

ALLOCATIONS TO SUBSIDIARY CAPITAL ACCOUNTS....................................49

PARTICIPATING SHARES..........................................................51

COMMON SHARES.................................................................52

LIQUIDATION...................................................................52

DIVIDENDS.....................................................................52

REDEMPTION....................................................................53

SCHEDULE B....................................................................54

SCHEDULE C....................................................................55

STOCK PURCHASE AGREEMENT......................................................56

CERTIFICATION FORM............................................................61

PART II  INFORMATION NOT REQUIRED IN PROSPECTUS...............................62

SIGNATURES....................................................................65


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


                                     SUMMARY

The following summary highlights important information about our business and about this offering. Because it is a summary, it does not contain all the information you should consider before investing in our participating shares. You should read the entire prospectus before you decide to buy participating shares.

OUR BUSINESS

We are a Barbados reinsurance company. We will assume risks under property and casualty insurance policies, including primarily automobile and motorcycle insurance policies, sold to consumers in the United States through independent insurance agencies. Insurance companies owned by or affiliated with Integon Corporation issue these policies which Motors Insurance Corporation reinsures. We assume the risks under these policies from Motors Insurance Corporation. (See "Our Business.")

THE OFFERING

Securities Being
Offered.............................   Shares of participating stock, not to
                                       exceed 30,000 shares, in series of 100
                                       shares each, without nominal or par
                                       value. (See "Description of Capital
                                       Stock.")

Offering Price......................   $250.00 per share, or $25,000 per series.

Terms of Offering...................   We will issue series of participating
                                       shares for specific Integon Accounts.  An
                                       "Integon Account" means the record
                                       maintained by Integon Corporation for
                                       insurance policies sold by one or more
                                       independent insurance agencies. We will issue only one series of participating shares for each Integon Account.

                                       You must be certified to purchase
                                       participating shares by the insurance
                                       agency for which the Integon Account is
                                       maintained. We will issue only complete
                                       series of participating shares to one or
                                       more certified purchasers. (See
                                       "Eligibility to Purchase the Shares.")
Subsidiary Capital
Accounts............................   We will establish a record keeping
                                       account for each series of participating shares that we issue. Our articles of incorporation define these accounts as
                                       "Subsidiary Capital Accounts."  We
                                       maintain these accounts solely for the
                                       purpose of accounting for items of
                                       income and expense, gains and losses,
                                       capital contributions, and shareholder
                                       distributions which are allocated to the particular series of participating shares. These accounts are used exclusively to maintain a record of these allocations and have no other legal or accounting significance. These accounts are not separate corporations or legal entities. Furthermore, none of our assets are segregated or earmarked with respect to the accounts.

Potential Value of
Securities Being
Offered.............................   We will allocate to the Subsidiary
                                       Capital Account we establish for a
                                       particular series of participating
                                       shares, premium we receive and losses we pay on insurance policies sold by the insurance agencies that are associated with that series. We will also apportion our investment income, operating expenses, and other items of income and expense, including net losses from other series of participating shares, among these accounts in accordance in rules contained in our articles of incorporation. The amount of dividends we pay on a series of participating shares and the redemption value of those shares will depend on the amounts that are allocated to the account for that series.

Offering Period.....................   This offering began as in May of 2001 and
                                       unless we terminate the offering, or the offering terminates for failure to sale the minimum number of shares as discussed below, we will offer and sell participating shares on a continuous basis. Barclays Bank PLC in Bridgetown,
                                       Barbados will hold all funds paid by
                                       purchasers of participating shares in an escrow account until we have received and accepted stock purchase agreements for all of the shares of at least 5 series of participating shares. After we have issued the first 5 series of participating shares, Barclays Bank will hold funds paid by prospective purchasers of a series of participating shares until we accept the purchaser's stock purchase agreement. If we have not received and accepted stock purchase agreements for at least 5 series by June 30, 2003, we will terminate this offering and Barclays Bank will refund all funds submitted by purchasers, together with any interest earned on such funds while held in the escrow account.

Purchase Procedure..................   To purchase participating shares, you
                                       must send the following to us: (1) two
                                       executed stock purchase agreements; (2)
                                       a certified or cashier's check in the
                                       amount of the purchase price of the
                                       participating shares payable to "Integon
                                       Re (Barbados), Limited -- Escrow
                                       Account"; and (3) a certification of
                                       eligibility. (See "Eligibility to
                                       Purchase the Shares.")

Restrictions on Transfer............   Generally, you will not be able to
                                       transfer participating shares unless you have first offered us the opportunity to purchase the shares. In addition, in most situations, you will need to obtain our prior written consent to transfer less than all of the shares of a series. (See
                                       "Description of Capital Stock -
                                       Restrictions on Transfer.")

Voting Rights.......................   As a holder of participating shares, you
                                       and the other holders of participating
                                       shares will be entitled to elect one
                                       member of our board of directors.  Your
                                       right to vote on other matters will be
                                       limited. (See "Description of Capital
                                       Stock -- Voting Rights.")


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


Risk Factors........................   This investment is subject to significant
                                       risks. (See "Risk Factors.")

Capital Structure...................   As of the date of this prospectus, we
                                       have not issued any participating shares.
                                       We have issued 1,000,000 shares of our
                                       common stock to Integon Corporation, all of which are outstanding as of the date of this prospectus.

Use of Proceeds.....................   We will add the proceeds of this offering
                                       to our general funds and use these funds in our reinsurance business. Integon
                                       Corporation will pay any cost we incur
                                       prior to the issuance of any
                                       participating shares that are incidental to our formation and organization or related to compliance with United States
                                       Federal and state securities laws and we will not reimburse Integon Corporation for these amounts. (See "Use of Proceeds.")

Plan of Distribution................   Registered representatives of GMAC
                                       Securities Corporation, a broker-dealer
                                       affiliate of Integon Corporation, will
                                       offer the participating shares on a
                                       continuous basis. GMAC Securities
                                       Corporation will not charge or be paid
                                       any commissions in connection with the
                                       sale of the participating shares. The
                                       registered representatives will deliver
                                       this prospectus in printed form only by
                                       hand or mail delivery. (See "Plan of
                                       Distribution - Offering Procedure.")

                                  RISK FACTORS

An investment in our participating shares is subject to significant risk. Before you decide to purchase participating shares, please carefully consider the following risk factors:

We Are Controlled by Integon Corporation and Holders of the Participating Shares Will Not Control Us.

Integon Corporation owns all of our common stock. This permits Integon Corporation to control our board of directors and determine, among other things, the selection of our officers, management company and investment guidelines, and other business matters such as the terms of our reinsurance arrangements. As a result, holders of participating shares will have no ability to control these matters. (See "Our Business;" and "Description of Capital Stock.")

If Integon Corporation Is Unable to Sell Insurance Polices In Sufficient Quantities Or With Adequate Premium Rates, We May Not Be Able to Operate Profitably.

We have entered into a retrocession agreement with Motors Insurance Corporation, an affiliate of Integon Corporation. Under this agreement, we will assume (reinsure) risks under property and casualty insurance policies issued by subsidiaries and affiliates of Integon Corporation covering primarily automobiles and motorcycles. We rely exclusively on this retrocession agreement and, thus, on Motors Insurance Corporation and subsidiaries and affiliates of Integon Corporation for our business. Therefore, if subsidiaries and affiliates of Integon Corporation are unable to sell insurance policies in sufficient quantities or with adequate premium rates, we could be unprofitable and you could lose the money you have invested in the participating shares.


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If Motors Insurance Corporation Terminates or Seeks to Modify the Retrocession
Agreement, We May Not Be Able To Operate as Described in This Prospectus.

The retrocession agreement does not have a specific termination date. Motors Insurance Corporation may generally terminate the agreement at any time upon 30 days written notice. If Motors Insurance Corporation terminates the retrocession agreement, we may not be able to enter into a similar arrangement with another company and therefore may not be able to continue to operate in the manner described in this prospectus. Likewise, if Motors Insurance Corporation seeks to modify the retrocession agreement, we may not be able to continue to operate in the manner described in this prospectus. (See "Our Business;" and "Description of Capital Stock.")

New Interpretations of Existing Laws or the Adoption of New Laws Could Limit the Ability of Motors Insurance Corporation to Retrocede Risks to Us.

Insurance and reinsurance are highly regulated by states. Motors Insurance Corporation believes that there is no federal or state law or regulation that limits its ability to retrocede (assign) to us its risks under to the insurance policies that it reinsures from subsidiaries and affiliates of Integon Corporation. However, the application to us and our business of some state insurance laws and regulations is uncertain, and a state administrator could attempt to limit the retrocession arrangement between Motors Insurance Corporation and us on the grounds that we are a non-United States company or a company that is affiliated with the ceding company (because Motors Insurance Corporation controls us) or the entities selling the insurance policies. In addition, from time to time, there are legislative and regulatory proposals that could, if adopted, limit the ability of Motors Insurance Corporation to retrocede its liability under the insurance policies to us.

If Motors Insurance Corporation Limits the Reinsurance of Policies Sold by the Agencies Associated With Your Shares, the Value of Your Shares May be Reduced.

Under the retrocession agreement, Motors Insurance Corporation has the ability to limit our reinsurance of policies sold by particular agencies if necessary to comply with applicable law. If we have to limit reinsurance of polices sold by the agencies associated with your shares, the potential value of your shares may be reduced. (See "Our Business -- Reinsurance.")

If the Insurance Companies That Issue the Policies We Reinsure Take Actions That Limit the Ability of the Agency Associated With Your Shares to Market These Policies, the Value of Your Shares May be Adversely Affected.

We assume risks under property and casualty insurance policies issued by insurance companies owned by or affiliated with Integon Corporation. These insurance companies have total discretion to limit or prevent an insurance agency from marketing these policies. In addition, these insurance companies may discontinue issuing policies in any state. If one of these insurance companies were to limit or prevent the insurance agency with respect to which your shares are issued from marketing policies, or were to stop issuing policies in a state in which the insurance agency with respect to which your shares are issued operates, the potential value of your shares could be reduced.

The Value of Your Shares May be Reduced by Unfavorable Underwriting or Investment Experience.

Each series of participating shares will generally bear 100% of the losses incurred on insurance policies sold by the insurance agency associated with the shares. To the extent losses incurred on insurance policies sold by the insurance agency associated with your shares are substantial, you might lose all or a


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portion of your investment even if other holders of participating shares do not experience a similar loss. (See "Description of Capital Stock -- Allocations to Subsidiary Capital Accounts.")

Our profitability also will depend in part on the amount of income we earn on our investments. We will invest primarily in debt instruments that are not subject to U.S. withholding tax. There is a risk that we will not earn a net investment return which, when added to our earned premium, will be sufficient to offset our liability for claims and expenses. In addition, we could suffer investment losses due to declines in the market values of securities in which we invest which may be caused by, among other things, volatile interest rates. If either of these occur, the value of your shares could be reduced. (See "Our Business -- Investment Income.")

The Value of Your Shares May be Reduced by Unfavorable Underwriting Experience On Insurance Policies Sold by Other Insurance Agencies.

Under circumstances specified in our articles, losses incurred with respect to insurance policies sold by insurance agencies other than the agency associated with your shares, may be allocated to the account maintained for your shares, and reduce the value of your shares. (See "Description of Capital Stock -- Allocations to Subsidiary Capital Accounts.")

If We Are Treated As Being Engaged In A Business In The United States, We Could be Subject to United States Taxes.

We executed our retrocession agreement in Barbados. We also will administer our retrocession agreement and manage our business affairs from Barbados. Accordingly, we believe that we should not be treated for U.S. tax purposes as being engaged in business within the United States and therefore, should not be subject to United States income tax. However, this is a factual question and it is possible that we could be treated as being engaged in business within the United States. In such event, we would be subject to United States income tax on business profits earned on our U.S. business, as well as an additional 5% branch profits tax.

Under captive insurance company provisions contained in the Internal Revenue Code, each holder of participating shares generally will be subject to United States income tax currently on their pro rata share of our earnings, whether or not such earnings are distributed. To the extent that we were subject to United States income tax on our business profits, the holders of participating shares would not be subject to current tax on such profits, but the holders of participating shares would be subject to tax on our actual distributions with respect to such profits. (See "United States Federal Tax Considerations -- United States Federal Income Tax Consequences -- The Shareholders.")

Changes in Political Conditions In Barbados Could Limit Our Ability to Operate Profitably.

We are a Barbados corporation and therefore changes in the Barbados government and other political and economic conditions in Barbados could limit our ability to operate as described in this prospectus.

If We Are Unable to Maintain Adequate Levels of Capital and Surplus, We May Have to Limit the Amount of Our Business.

Barbados insurance law requires that we maintain specified levels of capital and surplus in relation to the amount of premium we earn. This may limit the amount of business that we will be able to reinsure. To the extent that our net asset value does not meet these minimum requirements and to the extent that the capital and surplus for a particular series of participating shares does not support the business attributable to such series, we may reduce the amount of our business attributable to such deficient series.


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There Are Restrictions on our Ability to Pay Dividends.

Although our articles of incorporation require that we pay a minimum annual dividend to holders of participating shares, we will not be able to pay any dividend unless such payment is in compliance with Barbados insurance regulatory requirements, the Barbados Companies Act and other limitations provided in our articles. We may not be able to pay dividends in our early years of operation. (See Appendix A; and "Dividends.")

There Is No Public Market For Our Stock and There are Restrictions on Transfers.

There is no public market for the participating shares, and we do not expect one to develop. In addition, our articles impose substantial restrictions on transfers of participating shares. Except for transfers to persons or entities in one of the categories specified in our articles, a transfer of any series of shares is subject to our right of first refusal, and a transfer of less than all of the shares of a series cannot be made without our express written consent. Any person acquiring shares from another shareholder must agree to be bound by the provisions of a stock purchase agreement, including restrictions on the transfer of the shares. (See "Description of Capital Stock -- Restrictions on Transfer," "Eligibility to Purchase the Shares," and "Plan of Distribution.")

The Price of Our Shares Has Been Arbitrarily Determined.

We have set the price for the participating shares arbitrarily. Accordingly, the price bears no relationship to our assets, prospective earnings, book value or other recognized criteria of value.

You May Not be Able to Enforce Judgments Obtained In the United States Against Us or Our Directors.

We are a resident of Barbados, as are some of our directors, and some of the experts named herein, and all or a substantial portion of our assets and the assets of such persons are or may be located outside the United States. As a result, it may not be possible for you to enforce judgments obtained in courts in the United States against us or our directors.


We May Hold Your Money Until June 30, 2003 Before We Issue Shares Or Return The Money To You.

All funds paid by purchasers of participating shares will be held in an escrow account until the earlier of:

     (i) the date we have received and accepted stock purchase agreements for all of the shares of at least 5 series of participating shares, and

     (ii) June 30, 2003.

If we have not received and accepted stock purchase agreements for all of the shares of at least 5 series by June 30, 2003, we will terminate this offering and funds submitted by purchasers will be refunded to purchasers, together with any interest earned on such funds while held in the escrow account. Once we have accepted your stock purchase agreement, you have no right to the return of your money unless we do not make the minimum sales by June 30, 2003.


We Have An Absolute Right to Terminate Reinsurance and Redeem Shares.

We have the right to redeem participating shares of any series at any time and for any reason, provided that the director that is elected by the holders of the participating shares approves the redemption. Therefore, participation in our company on an ongoing basis is not assured. In addition, we may, for any


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


reason, stop the assumption of insurance business, on a prospective basis, with respect to any particular series of shares. Moreover, in these circumstances, we are not required to redeem the shares of such series, and any value of these shares could be lost if we experience negative operating results. (See "Description of Capital Stock -- Redemption.")



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



                                   OUR COMPANY

We were incorporated in Barbados on January 10, 2000 and became licensed to carry on the business of an Exempt Insurance Company in Barbados on March 31, 2000. Our registered and principal offices are located at One Financial Place, Collymore Rock, St. Michael, Barbados and our telephone number is (246) 436-4895. We are subject to general corporate and insurance regulation under the laws of Barbados, which include minimum net asset value and reporting requirements. (See "Our Business -- Barbados Regulation and Taxes.")

As of the date of this prospectus, we have not begun our reinsurance business. Under the terms of the retrocession agreement (the "Retrocession Agreement") that we have entered into with Motors Insurance Corporation ("MIC"), we intend to engage in the business of assuming risks with respect to property and casualty insurance policies, including primarily automobile and motorcycle insurance policies, that are reinsured by MIC from subsidiaries and affiliates of Integon Corporation and that are sold by an independent insurance agency or agencies with respect to which a series of our participating shares ("Shares") is issued and outstanding.

We were organized by Integon Corporation ("Integon"). All of Integon's outstanding stock is owned by GMAC Insurance Holdings, Inc., a subsidiary of General Motors Acceptance Corporation which, in turn, is a wholly owned subsidiary of General Motors Corporation ("GM"). MIC, a stock insurance company organized under the laws of Michigan, is also a wholly owned subsidiary of GMAC Insurance Holdings, Inc. The following chart provides a simplified illustration of this structure:

                        -------------------------------
                        |        General Motors        |
                        |         Corporation          |
                        -------------------------------
                                       |
                        -------------------------------
                        | GMAC Insurance Holdings, Inc.|
        `               |                              |
                        -------------------------------
                                |             |
               ------------------             ----------------
               |                                              |
      -----------------------            --------------------------------
      | Integon Corporation |            | Motors Insurance Corporation  |
      |                     |            |                               |
      -----------------------            --------------------------------
               |        100%
               |    Common Stock
      ------------------------------
      | Integon Re (Barbados), Ltd. |
      |                             |
      ------------------------------



Barbados is an island nation located in the Atlantic Ocean. It is the eastern-most island of the West Indies. Formerly a British colony, Barbados gained its independence in 1966 and maintains a parliamentary form of government. The currency of Barbados is linked by law to the U.S. dollar at a fixed exchange rate, which at present is two Barbadian dollars to one U.S. dollar.

                       ELIGIBILITY TO PURCHASE THE SHARES

Shares of a series may be purchased only by an Eligible Purchaser. An "Eligible Purchaser" is an individual or entity certified by the insurance agency or agencies for which an Integon Account is maintained, as a purchaser of all or part of a series of Shares to be associated with such Integon Account. An "Integon Account" is the separate business record maintained by Integon or any of its subsidiaries or affiliates to track volume, experience, and commissions with respect to insurance policies sold by one or more particular insurance agencies. There are no formal eligibility requirements for certification. The insurance agency or agencies for which an Integon Account is maintained have complete discretion with respect to whom they choose to certify as Eligible Purchasers. In addition, we have complete discretion to accept or reject any offer to purchase Shares. No more than one series of Shares is issued with respect to each Integon Account. No Shares of a series are issued unless executed stock purchase agreements (see Appendix B) for all Shares of that series have been received and accepted by us.

A prospective purchaser is considered to be properly certified when we have received a certificate in the form of Appendix C from the agency for which an Integon Account is maintained. This form certifies that the prospective purchaser has been designated by such agency to be eligible to purchase the particular Shares and represents that all necessary corporate or other actions have been taken with respect to such certification. If the Integon Account with respect to which the Shares are to be issued relates to multiple agencies, each agency must make this certification. In situations where the certifying insurance agency is a sole proprietor, the individual proprietor must make the certification; where the agency is an entity (i.e. corporation, partnership, limited liability company), a duly authorized officer or other duly authorized representative of such entity must make this certification. In addition to being certified by the relevant agency, the prospective purchaser must execute a stock purchase agreement, in the form approved by us (see Appendix B) and forward that agreement, together with payment for the Shares to be purchased, to us. Stock purchase agreements are subject to acceptance by us. (See "Plan of Distribution.")

Transfer of Shares is subject to restrictions. If less than all the Shares of a series are transferred, we must give our consent. In addition, we have a right of first refusal to purchase any Shares which the holder attempts to transfer. However, a transfer is not subject to either of the foregoing restrictions if the transferee falls into one of the categories of designated transferees set forth in our articles of incorporation. (See "Description of Capital Stock -- Restrictions on Transfer.")

                                 USE OF PROCEEDS

The offering of the Shares is being made on a continuous basis. This means that it is not possible to predict how many series of Shares will ultimately be purchased or the maximum net proceeds to be derived by us from this offering.

Integon will pay all expenses of this offering. Accordingly, all proceeds derived from this offering will be added to our general funds to provide a pool of funds for the payment of future claims and expenses in the event premiums prove insufficient to cover such claims and expenses. Barbados law requires that we maintain minimum net assets in an amount that is calculated based on our annual earned premium. Although such amounts may initially be invested by our insurance manager in short term instruments, we intend for all of our available capital, including the proceeds of this offering, to be invested in accordance with guidelines established by our board of directors. We believe that the proceeds derived from this offering will be sufficient, together with our other capital, to support our insurance operations for the foreseeable future and therefore we do not anticipate that we will need to raise additional funds, other than those derived from this offering, for at least six months from the date of this prospectus.

We establish a bookkeeping record for each particular series of Shares or class of stock which we maintain for the purpose of accounting for items of income and expense, gains and losses, capital contributions, and shareholder distributions which are allocated to the particular series of Shares or class of stock ("Subsidiary Capital Account"). Subsidiary Capital Accounts are maintained solely for the purpose of maintaining a record of these allocations, and have no other legal or accounting significance. None of our assets are segregated or earmarked with respect to the accounts. The consideration we receive upon issuance of a series of Shares is allocated to the Subsidiary Capital Account established with respect to that series of Shares. (See "Description of Capital Stock - Allocations to Subsidiary Capital Accounts.")

                         DETERMINATION OF OFFERING PRICE

Prior to this offering, there was no public trading market for the Shares and there will be no public trading market after the issuance of Shares. The price per Share reflects our projected capital needs and bears no relationship to any valuation criteria.

                                    DIVIDENDS

Dividends on the Shares may be declared and paid at the discretion of our board of directors, provided that our articles of incorporation provide for a minimum dividend, payable annually, equal to 20% of the annual net income attributable to the Subsidiary Capital Account associated with a series of Shares. Apart from the minimum dividend, we may declare dividends on the Shares based on the net income or earned surplus attributable to each series of Shares. Dividends on our common stock (the "Common Stock"), all of the outstanding shares of which are held by Integon, may be declared and paid at the discretion of our board of directors, provided that dividends may not be declared or paid on the Common Stock unless and until each holder of Shares of a series has received any minimum dividend to which he is entitled for the current period. All dividend payments are subject to the restrictions described below. These restrictions may prevent us from being able to pay dividends (including minimum dividends) in our early years of operation.

Under the general corporate laws of Barbados, dividends on the Shares or on the Common Stock are payable only if after the payment: (a) we would be able to pay our liabilities as they come due; and (b) the realizable value of our assets would exceed our liabilities and stated capital. Dividends may not be paid out of unrealized profits. Further, under Barbados insurance law, we are required to maintain a minimum capitalization of $125,000 and, in addition, the recorded value of our assets must exceed our liabilities by: (a) $125,000 where our earned premium in the preceding financial year did not exceed $750,000; (b) an amount equal to 20% of our earned premium for the preceding financial year, where such income exceeded $750,000 but did not exceed $5,000,000; and (c) an amount equal to the aggregate of $1,000,000 and 10% of the amount by which our earned premium for the preceding financial year exceeded $5,000,000. (See "Description of Capital Stock -- Barbados Corporate Law Provisions.")

In addition to the provisions of Barbados law, our articles of incorporation place limitations on the payment of dividends on the Shares or on the Common Stock. Dividends may be declared and paid only out of our earned surplus and only if, after giving effect to the distribution, we meet the Barbados margin of solvency requirements without regard to any letters of credit. Further, dividends with respect to any series of Shares may be paid only out of earned surplus attributable to the Subsidiary Capital Account identified with those Shares, and only to the extent that, after giving effect to the dividend, the capital and surplus identified with that Subsidiary Capital Account (without regard to any guarantee or letter of credit) would meet its pro rata share, based on allocable earned premium, of the minimum margin of solvency required of us under Barbados law, as described in the preceding paragraph. To the extent that we declare a dividend, other than a minimum dividend, on the Shares, it will be declared and paid subject to the foregoing limitations on all series of Shares as a percentage of the net income and/or earned surplus attributable to each series, provided that such percentage may vary with the level of net income and/or earned surplus.

                                  OUR BUSINESS

INTRODUCTION

As of the date of this prospectus, we have not begun our reinsurance business operations. When we do (upon the issuance of 5 series of Shares), our business will be the assumption of risks under insurance policies, including primarily automobile and motorcycle insurance policies, sold through independent insurance agencies. These policies provide liability, physical damage, and/or other types of insurance coverage that a consumer may elect. These policies of insurance are issued by subsidiaries or affiliates of Integon, reinsured by MIC, and retroceded to us to the extent that such policies relate to an Integon Account in respect of which a series of Shares is issued and outstanding. The amount MIC retrocedes to us cannot exceed 50% of the risk associated with such policies and cannot be less than 20% of the risk associated with such policies, subject to compliance with applicable state law restrictions. However, the portion of the risk we retain may be reduced to less than 20% if necessary in order to comply with applicable capital and surplus requirements under Barbados law.

We will sell Shares to persons or entities designated by the insurance agency or agencies for which Integon maintains an Integon Account. We will issue a separate series of Shares with respect to each Integon Account, and we will establish a separate "Subsidiary Capital Account" for each series of Shares. Our profitability will reflect both our underwriting and investment experience which we will allocate among the Subsidiary Capital Accounts as described elsewhere in this prospectus.

REINSURANCE

     General Considerations. Reinsurance is a means of transferring the risk of loss arising under a contract of insurance from the company that initially insured the risk to the reinsurer. Retrocession is the transfer of the risk borne by the reinsurer (the "retroceding company") to another company which, in turn, assumes such risk (the "retrocessionaire"). Retrocession agreements are of numerous different types and may be individually negotiated by the parties to meet particular needs. Under a "quota share" indemnity retrocession agreement, such as the Retrocession Agreement, the retrocessionaire (us) is paid ("ceded") a certain percentage of the premiums assumed by the retroceding company (MIC) and, in return, agrees to indemnify the retroceding company for a certain percentage of the losses in respect of those risks. Further, a "treaty" arrangement, such as is involved here, covers all risks of a defined class. Under the Retrocession Agreement, all business is ceded to us at the time the policy covering the risk is written.

Integon, through its subsidiaries and affiliates, markets and underwrites various automobile insurance products, all of which it reinsures with MIC. These products provide primarily physical damage and liability coverages. Integon also offers specialty automobile insurance products including business vehicle insurance designed primarily for tradespeople and artisans who have small fleets or lightweight single vehicles, as well as motorcycle insurance. Integon currently markets its products in approximately 33 states through approximately 14,600 independent agencies. A.M. Best Company, Inc. has assigned a consolidated rating of "A+" (Superior) to the GMAC Insurance Group, which includes the subsidiaries and affiliates of Integon that issue the policies that we will reinsure.

Integon maintains Integon Accounts in respect of independent insurance agencies that sell insurance products of Integon's subsidiaries and affiliates. These insurance agencies consist of sole proprietorships as well as corporations, partnerships, and limited liability companies.

     The Retrocession Agreement. The Retrocession Agreement will become effective as of the date on which Shares are first issued. Under the Retrocession Agreement, MIC is obligated to transfer (or retrocede) to us, and we are obligated to assume, a portion of MIC's risks in respect of automobile and motorcycle insurance policies reinsured by MIC, to the extent that such policies are attributable to an Integon Account in respect of which a series of Shares is issued, outstanding and in good-standing (the "Policies"), and such Policies are issued or renewed on or after the effective date of the Retrocession Agreement. Under the Retrocession Agreement, we will not assume liability with respect to any losses resulting from events occurring prior to the effective date of the Retrocession Agreement. We may terminate prospectively the assumption of risks related to a particular series of Shares at any time for any reason by a vote of our board of directors.

Under the Retrocession Agreement, MIC retrocedes to us a portion (the "Retrocession Percentage") of MIC's risk in respect of each Policy. Our liability under the Retrocession Agreement with respect to each Policy takes effect at the time MIC becomes liable with respect to such Policy and remains in effect as long as the Policy remains in force. The amount of our liability for any loss paid on a Policy is equal to the Retrocession Percentage multiplied by the amount of the loss. Except as discussed below under "Reallocation of Insurance Losses; Retention of Insurance Loses by MIC," our loss exposure is not capped. The Retrocession Percentage, which can be either 20%, 30%, 40% or 50%, is established for each Integon Account with respect to which a series of Shares is issued, outstanding and in good standing. For each such Integon Account, the applicable Retrocession Percentage is designated in the stock purchase agreements submitted to us by prospective purchasers of Shares, provided that if there is more than one purchaser of the Shares of a series and all of the purchasers do not designate the same Retrocession Percentage, then the Retrocession Percentage for that series will be the lowest available Retrocession Percentage designated by any of the purchasers. (See "Plan of Distribution - Purchase Procedures.") Subject to our approval, the Retrocession Percentage for a series of Shares may be changed for a subsequent calendar year provided that the owners of all Shares of the series submit a written request to us at least thirty days prior to the end of the calendar year requesting such change.

In return for our assuming the risk retroceded to us by MIC under the Retrocession Agreement, MIC pays us an amount equal to the Retrocession Percentage multiplied by the gross premiums MIC receives with respect to the retroceded business, after cancellations, reduced by:

     (i) a ceding commission which is equal to the amount of such premiums multiplied by 26.5%, reduced by the amount of certain service fees paid to MIC;

     (ii) any related agents' or brokers' commissions; and

     (iii) any U.S. premium excise tax imposed on such premiums.

Settlements between MIC and us with respect to all amounts under the Retrocession Agreement will be made on a quarterly basis.

As explained more fully below under "Reallocation of Insurance Losses; Retention of Insurance Losses by MIC," the Retrocession Agreement provides that losses will be retained (reinsured) by MIC to the extent that losses allocated to a Subsidiary Capital Account exceed a specified amount. Except for this arrangement, we currently do not intend to seek reinsurance protection for any of our obligations under the Retrocession Agreement.

The Retrocession Agreement requires that we furnish an irrevocable letter of credit of at least 12 months duration in an amount equal to the lesser of:

     (i) the amount of unearned retroceded premiums plus unpaid loss reserves (including reserves for losses incurred but not reported) otherwise required to be maintained by MIC in respect of the Policies, less deferred acquisition costs; and

     (ii) the maximum amount that we can provide based on our net assets.

This letter of credit must be issued by a bank acceptable to regulatory authorities having jurisdiction over MIC.

The Retrocession Agreement provides that in the event that we redeem or repurchase a series of Shares, MIC will retrocede no further risks to us with respect to new or renewal Policies attributable to the Integon Account related to the redeemed or repurchased Shares that become effective on or after the effective date of redemption or repurchase. In addition, MIC will recapture, as of that date, the business retroceded to us with respect to the Integon Account related to such Shares. In consideration of that recapture, we will pay a termination premium to MIC in an amount equal to the unearned premiums and unpaid losses (discounted under applicable U.S. tax rules) less deferred acquisition costs ("Termination Premium") on the recaptured business. This recapture will relieve us of any obligations in respect of risks retroceded to us with respect to the Subsidiary Capital Account related to the Shares before the date of the repurchase or redemption.

The Retrocession Agreement may be terminated as of the beginning of any month by either party upon not less than 30 days written notice. Upon termination of the Retrocession Agreement, MIC will not retrocede any further risks to us with respect to new or renewal Policies that become effective on or after the effective date of termination, and MIC will recapture the retroceded business as of that date. In consideration of that recapture, we will pay a Termination Premium to MIC on the recaptured business. Termination of the Retrocession Agreement will relieve us of any obligations in respect of risks retroceded to us before the date that the Reinsurance Agreement terminated.

         Reallocation of Insurance Losses; Retention of Insurance Losses by MIC. Our articles of incorporation generally provide that losses we incur on the business we reinsure that are attributable to an Integon Account will be allocated to the Subsidiary Capital Account for the Shares issued with respect to that Integon Account and therefore will reduce the value of such Shares. However, losses on the business are not always allocated in this manner. Under our articles, to the extent that the allocation of losses incurred under the Retrocession Agreement would result in a "Combined Ratio" for a Subsidiary Capital Account in excess of 108% for any calendar year, such losses are not allocated to such Account. Instead, such losses will be reallocated among the other Subsidiary Capital Accounts ("Unrelated Accounts"), pro rata, based on relative earned premium. The Combined Ratio for a Subsidiary Capital Account is equal to the sum of losses incurred, commission expense, ceding fee and U.S. premium excise taxes divided by earned premium, to the extent that such amounts are attributable to the business allocated to the Subsidiary Capital Account. In the event that the Combined Ratio for each Subsidiary Capital Account for each series of Shares issued and outstanding is 108% after reallocation of losses, any additional losses will be reallocated to the Subsidiary Capital Account for the Common Stock. (See "Description of Capital Stock -- Allocations to Subsidiary Capital Accounts"). The Retrocession Agreement provides that MIC will retain losses that would otherwise be reallocated to a Unrelated Account pursuant to such reallocation provisions to the extent that the reallocation of losses would increase the Combined Ratio for the Unrelated Account for any calendar year by more than 5 percentage points.

INVESTMENT INCOME

A major source of income to us will be income earned on the investment of amounts not currently required to meet claims or expenses. The funds available for investment by us will come primarily from capital and accumulated earnings and from unearned premiums and unpaid losses.

Upon commencement of our reinsurance operations, our funds will be invested in a manner consistent with investment guidelines established by our board of directors. We are currently permitted to invest in investment grade debt instruments that are not subject to U.S. withholding tax, including U.S. Treasury and agency securities, mortgage-backed securities, obligations of domestic and foreign corporations, asset-backed securities, municipal securities and money market instruments. Our board will review on a regular basis and, where appropriate, revise the investment objectives and guidelines for the investment of our funds. There can be no assurance, however, concerning whether a particular investment objective, once adopted, can be achieved or that adverse factors would not cause a decrease in the overall value of our portfolio.


We have entered into an investment management agreement with BlackRock International, Ltd. ("BlackRock"). BlackRock is a subsidiary of BlackRock, Inc. which had approximately $239 billion of assets under management as of December 31, 2001. BlackRock, Inc. manages assets on behalf of more than 2,700 institutions and 300,000 individuals through a variety of equity, fixed income, liquidity and alternative investment separate accounts and mutual funds. The management agreement provides that BlackRock will charge a management fee calculated as a percentage of the net asset value of our portfolio managed by BlackRock with the applicable percentage based on the aggregate amount of assets managed by BlackRock on behalf of us and certain other related entities. The applicable percentage is tiered on the first $50 million of aggregate assets under management and lower on all assets in excess of $50 million.


INSURANCE MANAGEMENT AGREEMENT

We have entered into an Insurance Management Agreement (the "Management Agreement") with Aon Insurance Managers (Barbados) Ltd. (the "Manager"). Under the Management Agreement, the Manager collects and disburses funds on our behalf, provides accounting, clerical, telephone, facsimile, information management, and other services for us, and advises and consults with us about all aspects of our reinsurance activities. The Management Agreement also requires that the Manager maintain an office in Barbados to perform its duties. This office serves as our business office. Except for the Manager's office, we have no other office facilities.


Under the terms of the Management Agreement, we will pay the Manager a fixed annual fee of $70,000 and a variable monthly fee of approximately $44 per series of Shares outstanding. The Manager is responsible for the payment of the salaries of its officers and employees and all office and staff overhead and other costs attributable to its services on our behalf. However, we will pay all out-of-pocket expenses, such as telephone, facsimile, postage, travel, and other items on an expense reimbursement basis. We have agreed with the Manager that until we become operational, we will pay the Manager on an hourly basis for services performed on our behalf. For the year ended December 31, 2001, we incurred fees payable to the Manager of $15,706.

The Manager was incorporated in Barbados in 1984, and is an affiliate of Aon Corporation Group, an international insurance brokerage and consulting firm. The Manager performs services similar to those performed for the Company for other entities. The Manager currently has fourteen employees. In addition, the Manager may draw upon the resources of its affiliates as needed to provide the services contemplated under the Management Agreement. No employee of the Manager devotes all of his or her time to our business. However, the Manager is obligated to devote all employee time necessary to ensure the performance of the Manager's duties under the Management Agreement. The Manager is subject to the control and direction of our board of directors.

The Management Agreement may be terminated by either party upon 90 days advance written notice.


EMPLOYEES

We currently anticipate that we will not have any full-time employees. Rather, we will rely on the Manager to handle day-to-day operations. (See "Our Business -- Insurance Management Agreement.") In addition, Colybrand Company Services Limited of St. Michael, Barbados will provide our corporate secretarial services. However, our board of directors will remain responsible for the establishment and implementation of policy decisions.

COMPETITION

The business of insuring automobile and motorcycle risks is highly competitive, with many companies seeking to underwrite automobile and motorcycle insurance. All of our business is currently derived from our retrocession agreement with MIC. Under this agreement, we reinsure insurance policies issued by subsidiaries and affiliates of Integon Corporation. Accordingly, the volume of our business is dependent on the ability of those companies to market insurance products. Integon, through its subsidiaries and affiliates, competes with both large national writers and smaller regional companies in each state in which they operate. Some of these competitors have, from time to time, decreased prices in order to gain market share.

BARBADOS REGULATION AND TAXES

     Insurance Regulation. We are subject to regulation under the Barbados Exempt Insurance (Amendment) Act, 1995-22, as amended (the "Exempt Insurance Act"). The Exempt Insurance Act and related regulations impose a number of requirements on us.

The principal requirements are as follows:

(1) we must maintain a principal office in Barbados, appoint an auditor, and have a resident citizen of Barbados as one of our directors;

(2)  we must, during our first financial year, maintain capital of $125,000;

(3) additionally, we must, after our first financial year, maintain assets that exceed our liabilities by:

(a) $125,000, where the premium income (which has been deemed to be the same as earned premium) in the preceding financial year did not exceed $750,000;

(b) an amount equal to 20% of the premium income for the preceding financial year where such income exceeded $750,000 but did not exceed $5,000,000; and

(c) an amount equal to the aggregate of $1,000,000 and 10% of the amount by which the premium income for the preceding financial year exceeded $5,000,000;

(4) we must have audited financial statements ("Financial Statements") in respect of our operations for each year that are currently required to be prepared in accordance with Generally Accepted Accounting Principles;

(5) we must submit our Financial Statements to the Barbados Supervisor of Insurance ("Supervisor") and the Barbados Commissioner of Inland Revenue within six months after the end of the relevant financial year; and

(6) we must submit to the Supervisor on an annual basis a certificate of our auditor that we are in compliance with the solvency requirements of the Exempt Insurance Act as at the balance sheet date.

     Taxes. Under the Exempt Insurance Act, no income tax, capital gains tax or other direct tax or impost is levied in Barbados on (1) our profits or gains,
(2) the transfer of our securities to any person who is not a resident of Barbados, (3) us, our shareholders or transferees in respect of the transfer of all or any part of our securities or other assets to another licensee under the Exempt Insurance Act or to any person who is not a resident of Barbados, or (4) any portion of any dividend, interest, or other return payable to any person in respect of his or her holding any Shares or other of our securities. We have received a guarantee from the Minister of Finance of Barbados that such benefits and exemptions effectively will be available through the year 2029.

     Exchange Control. The Exempt Insurance Act exempts us from the Barbados Exchange Control Act. Accordingly, we may hold any non-Barbadian currency and convert that currency into any other currency without restriction.

FACILITIES

We do not own or maintain any office space or facilities. Instead, the Manager provides our business office which is located at Collymore Rock, Barbados. We believe that these facilities are adequate for our current and anticipated future needs. The Manager also supplies all equipment used in our business and maintains all of our records.

LEGAL PROCEEDINGS

As of the date of this prospectus, we are not subject to any material legal proceedings, and none of our property is subject to any material legal proceedings.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith will file reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the offices of the Commission, at Room 1024, 450 Fifth Street, N.W., Washington, D.C.; Room 1204, Kluczynski Federal Building, 230 South Dearborn Street, Chicago, Illinois; and Room 1102, Jacob K. Javits Building, 26 Federal Plaza, New York, New York. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The information we file with the Commission is also available through the Commission's Internet site at "http://www.sec.gov."

REPORTS TO STOCKHOLDERS

We will furnish to our stockholders annual reports containing financial statements that reflect our overall results and condition and that have been audited and reported upon by independent public accountants. These reports will contain information prepared in accordance with accounting principles generally accepted in the United States.

ENFORCEABILITY OF CIVIL LIABILITIES AGAINST OUR DIRECTORS, US AND OTHERS

We are a resident of Barbados, as are certain of our directors, and certain experts named herein, and all or a substantial portion of our assets and the assets of such persons are or may be located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or such persons, or to enforce against them judgments obtained in United States courts predicated upon the civil liability provisions of the Securities Act of 1933, as amended (the "Securities Act"). We have been advised by our Barbados counsel, Peter R.P. Evelyn, that there is doubt as to whether Barbados courts would (1) enforce judgments of United States courts obtained against us or such persons predicated upon the civil liability provisions of the Securities Act, or (2) impose, in original actions in Barbados, liabilities against us or such persons predicated upon the Securities Act.


                             SELECTED FINANCIAL DATA

The following selected financial data for the year ended December 31, 2001 and the period from March 20, 2000 (date of incorporation) to December 31, 2000 have been derived from our audited financial statements. The data presented for the three month periods ended March 31, 2002 and 2001 are derived from unaudited financials statements presented elsewhere in this prospectus and, in our opinion, include all adjustments, consisting of normal recurring accruals, which are necessary for a fair presentation of the results for these interim periods presented. The results for the three month period ended March 31, 2002 are not necessarily indicative of the results to be expected for the full fiscal year.


                                                         Period from March 20
                               December 31, 2001         To December 31, 2000
                               -----------------         --------------------
Interest                           $    32,595                $    43,667
Income                             $    32,595                $    43,667
Total Assets                       $ 1,076,262                $ 1,043,667
Shareholders' Equity                 1,076,262                  1,043,667
Dividends Paid                               0                          0

                                            Three Months Ended March 31,
                                                    (unaudited)
                                     2002                              2001
                                     ----                              ----
Interest                            $2,370                            $12,322
                                    ------                            -------
Income                              $2,370                            $12,322
                                    ------                            -------

                                 March 31, 2002
                                 --------------
Total Assets                        $1,078,632

Shareholders' Equity                $1,078,632

Dividends Paid                               0



MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Liquidity. We were incorporated on March 20, 2000 and, as of March 1, 2002, have not commenced operations. When we do, our liquidity requirements will relate to payment of insurance losses, administrative expenses, and dividends. Premiums generated by our reinsurance business, combined with investment earnings plus proceeds from the sale of the Shares, will be our principal sources of funds. We believe that such funds will be sufficient to meet our liquidity requirements in 2002 and in future years to which our reinsurance liabilities will extend. No capital expenditures are expected in the forseeable future.

Capital Resources. Our capitalization on March 31, 2002, December 31, 2001 and 2000, consisted of paid in capital with respect to the Common Stock of $1,000,000, and earnings retained for use in our business in the amount of $78,632, $76,262 and $43,667, respectively. In the future, our capitalization will also include paid in capital with respect to the Participating Shares, which will range from $125,000 to $7,500,000 (depending on the number of Participating Shares sold). Barbados insurance law requires that we maintain a minimum capitalization of $125,000 and, in addition, that the recorded value of our assets exceed our liabilities by: (a) $125,000 where our earned premium in the preceding financial year did not exceed $750,000; (b) an amount equal to 20% of our earned premium for the preceding financial year, where such income exceeded $750,000 but did not exceed $5,000,000; and (c) an amount equal to the aggregate of $1,000,000 and 10% of the amount by which our earned premium for the preceding financial year exceeded $5,000,000. If our net assets are less than mandated by Barbados law, we have the right to reduce the business related to a Subsidiary Capital Account by retrocession or any other means to the extent necessary to permit the Subsidiary Capital Account to meet its pro rata share of our required capital and surplus.

Results of Operations.

Fiscal Year Ended December 31, 2001 and Period March 20, 2000 to December 31, 2000. We have not commenced operations as of the date of this prospectus and accordingly, our only income since incorporation has consisted of investment income earned on paid in capital with respect to the Common Stock. For the year ended December 31, 2001, our first complete fiscal year, we had $32,595 of investment income. For the period from the date of incorporation to December 31, 2000, we had $43,667 of investment income. The diminution of investment income for the year ended December 31, 2001 over the period from the date of incorporation to December 31, 2000 is attributable to lower interest rates prevailing during the year ended December 31, 2001 compared to the prior period.

Under the terms of the Stock Purchase Agreement between Integon and us, Integon has agreed to bear (i) all of our organizational expenses and liabilities, (ii) expenses attributable to the registration of the Shares and initial compliance with federal and state securities and insurance laws, and (iii) all operational expenses and liabilities attributable to our day-to day operations for the first year after Shares are first issued. As of December 31, 2001, the total amount of such expenses borne by Integon since inception totaled $504,868 (2001 - $104,493 and 2000 - $400,375).

Quarter ended March 31, 2002. For the quarter ended March 31, 2002, we had $2,370 of investment income compared with $12,322 of investment income for the comparable period of the prior year. The reduction in investment income in the quarter ended March 31, 2002 compared to the comparable period in the prior year is attributable to reductions in the rate of interest received on our investments.

Forward Looking Statement. The foregoing Management's Discussion and Analysis contains various forward looking statements within the meaning of applicable federal securities laws and are based upon our current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated.

                    QUANTITATIVE DISCLOSURE ABOUT MARKET RISK

As of December 31, 2001, all of our assets were in the form of U.S. dollar cash deposits and accordingly, our exposure to risk of loss from changes in exchange rates, interest rates or equity prices was not material.

                                   MANAGEMENT

                             DIRECTORS AND OFFICERS

The following is a list of our current officers and directors:

NAME                       AGE  POSITION WITH US (AND OTHER
                                EMPLOYMENT DURING PAST FIVE YEARS)

Gary Y. Kusumi...........  55   Chairman and Chief Executive Officer, President
                                and Director (Director, Integon, March 1998;
                                President Windsor Insurance, 1996-1998;
                                President Leader National Insurance, 1993-1996).

Bernard J. Buselmeier....  46   Vice-President and Director (Executive Vice-
                                President and Chief Financial Officer, Integon,
                                April 1998; Vice-President and Treasurer, MIC,
                                1993-1998, Treasurer, MIC 1989-1993).

Kenneth J. Jakubowski....  45   Vice-President and Director (Vice-President,
                                Integon, May 1997; Assistant Treasurer,
                                Alexander & Alexander 1992-1997).

Peter R. P. Evelyn.......  60   Director (Attorney 2002; Evelyn, Gittens &
                                Farmer, a Barbados law firm, 1987-2002).

Ronald W. Jones..........  49   Vice-President, Finance (Consultant, Aon
                                Insurance Managers (Barbados) Ltd. (previously
                                Alexander Insurance Managers), Managing
                                Director, 1987-2002).

Michael R. Boyce.........  62   Secretary (Principal, Colybrand Company
                                Services, Limited, Barbados, 1993; previously principal, Price Waterhouse, Eastern Caribbean).


The directors and officers named above will serve in those capacities until the annual meeting of shareholders following the initial issuance of Shares. After Shares are first issued, and prior to such meeting, the directors named above may, but are not obligated to, select an additional director from among the holders of Shares. Thereafter, all directors will serve until the annual meeting of shareholders following their election.

COMMITTEES OF THE BOARD

Our By-Laws authorize our board of directors to establish committees consisting of two or more directors. Subject to Barbados law, our board may delegate any of its powers to such committees. The By-laws provide that non-directors may serve on such committees. Currently, no committees of our board have been formed, although our board will likely establish certain committees, including a nominating committee which will consist of three directors, one elected by the holders of Shares and two elected by holders of our Common Stock.

REMUNERATION

It is not anticipated that any of our directors or officers will be compensated directly by us for his or her services as such. However, each of our directors and officers is reimbursed for expenses incurred for attendance at board, committee, and shareholder meetings. In addition, Mr. Jones is an officer of the Manager, which receives management fees; Mr. Evelyn serves as our Barbados counsel; and Mr. Boyce is affiliated with Colybrand Company Services Limited, St. Michael, Barbados, which provides our corporate secretarial services.

                              PRINCIPAL SHAREHOLDER

Integon owns all of the issued and outstanding shares of the our common stock which consists of 1,000,000 shares.

                              CERTAIN TRANSACTIONS

It is our policy not to make loans to any of our officers, directors, control persons or other affiliates.

All transactions between us and our officers, directors, employees and affiliates, will be on terms no less favorable to us than can be obtained from unaffiliated third parties. Any such transactions will be subject to the approval of a majority of the members of our board of directors who do not have an interest in the transaction and who have had access, at our expense, to our counsel or to independent counsel.

                          DESCRIPTION OF CAPITAL STOCK


Our articles of incorporation authorize two classes of equity - the Shares and Common Stock. Our articles authorize us to issue an unlimited number of shares of Common Stock, without nominal or par value per share, 1,000,000 of which have been issued to Integon and are outstanding. The Company is not offering any shares of Common Stock in this offering. In addition to the Common Stock, our articles authorize us to issue 30,000 Shares, also without nominal or par value per share (collectively, the Shares and the Common Stock are referred to as the "Capital Stock"). The Shares are issued in series of 100 shares. As of the date of this prospectus, we have not issued any Shares. All of the Capital Stock is, when issued and outstanding, fully paid and nonassessable. No shares of Capital Stock have conversion, preemptive or sinking-fund rights. The financial interest of holders of shares of our Capital Stock (including the Shares) is limited to our assets existing after we pay all of our liabilities. (See "-- Liquidation.")


ALLOCATIONS TO SUBSIDIARY CAPITAL ACCOUNTS

We have established a Subsidiary Capital Account with respect to the Common Stock as a class, and we will establish such an account with respect to each series of Shares at the time a series is issued. Subsidiary Capital Accounts are maintained solely for the purpose of the allocations described below, and do not serve any other legal or accounting function. None of our assets are segregated or earmarked with respect to those accounts.

In general, the allocation rules contained in our articles of incorporation are designed to allocate to the Subsidiary Capital Account for a particular series of Shares the underwriting results (which is generally equal to the premiums earned less losses paid) on insurance policies sold by the insurance agency or agencies associated with Shares. In addition, our articles generally allocate our expenses and investment income among the Subsidiary Capital Accounts based on the amount of our reinsurance business that is attributable to the insurance agency or agencies associated with the series of Shares. However, our articles contain detailed allocation rules that include some exceptions to the foregoing.

The following is a summary of the allocation rules contained in our articles of incorporation which are included as appendix A to this prospectus. Because the following is a summary, it does not include all of the allocation rules contained in our articles.

          Proceeds of Sale of Stock. The money we receive upon the issuance of a particular series of Shares and the Common Stock as a class, including any interest earned on funds while held in the Escrow Account (as described under "Plan of Distribution -- Conditions of Sale") is allocated to the Subsidiary Capital Account for that series or class.

          Underwriting Income and Expenses. We allocate 100% of each of the following items to the Subsidiary Capital Account for the series of Shares that are identified with the Integon Account associated with the insurance agency (or agencies) that sold the insurance polices to which such items can be attributed (the "related Subsidiary Capital Account"):

          o    premiums ceded to us;

          o agents' or brokers' commissions, ceding fees and commissions, commissions recaptured, unearned premiums, reinsurance premiums ceded, and any United States excise tax;

          o losses incurred and any amount of losses recovered through salvage, subrogation, reinsurance recoveries, reimbursement or otherwise;

          o    return premiums;

          o any recapture premium or termination premium we pay to MIC upon partial or complete termination of the Retrocession Agreement, and any fees, expenses, or losses recaptured in connection with such termination; and

          o any recovery or offset for losses retained by MIC pursuant to the terms of the Retrocession Agreement between MIC and us.

          Reallocation of Losses. On an annual basis, we reallocate losses incurred under the Retrocession Agreement that we would otherwise allocate to a Subsidiary Capital Account based on the rules discussed above to the extent such losses would result in a Combined Ratio for such Subsidiary Capital Account exceeding 108%. We reallocate these losses among other Subsidiary Capital Accounts, pro rata, based upon the relative earned premiums of each Subsidiary Capital Account for the calendar year; provided, however, that only those Subsidiary Capital Accounts for Shares that each have a Combined Ratio of less than 108% for the year without this reallocation will be taken into account for this purpose. If, as a result of a reallocation of losses, a Combined Ratio in excess of 108% otherwise would be created in one or more Subsidiary Capital Accounts, then the losses incurred above a 108% Combined Ratio will be reallocated in the manner provided in the preceding sentence until all losses incurred on the business reinsured from MIC for the year have been allocated to Subsidiary Capital Accounts for the Shares or until each Subsidiary Capital Account for the Shares has a Combined Ratio for the year of 108%. In the event that the Combined Ratio of each Subsidiary Capital Account for the Shares is 108% after the application of the preceding sentences of this paragraph, the losses incurred above a

     Combined Ratio of 108% will be allocated to the Subsidiary Capital Account of the Common shares.

          Day-to-Day Operating Expenses. We allocate any expenses or liabilities attributable to our day-to-day operations, excluding any United States Federal income taxes, among all Subsidiary Capital Accounts for the Shares pro rata in accordance with the relative earned premiums allocated to those accounts for the fiscal quarter in which the expense or liability is incurred. However, we generally do not allocate any expenses to a series of Shares for approximately one year after they are issued or to a series of Shares once all of the premium allocated to the Subsidiary Capital Account for such series has been earned. (See Section 2(1)(2) of Articles.) Integon has agreed to bear all of the expenses identified in this paragraph for a period of approximately one year from the date that Shares are first issued.

          United States Tax. We allocate any United States Federal income tax liability (and any interest thereon or any penalties related thereto) among the Subsidiary Capital Accounts based upon the relative contribution of each of those accounts to our taxable income upon which the tax (or any interest or penalties) is imposed.

          Share Issuance Expenses. We allocate any expenses or liabilities attributable to the sale and issuance of Shares, including but not limited to the costs of compliance with regulations and requirements of the U.S. Securities and Exchange Commission and state securities laws (but not including ongoing periodic reporting costs), to the Subsidiary Capital Account for the Common Stock. However, Integon may pay such expenses directly.

          Miscellaneous Expenses. We allocate any of our expenses or liabilities that are not covered by one of the foregoing rules among the Subsidiary Capital Accounts on the basis of the relative amount of capital and surplus attributable to those accounts as of the end of the quarter preceding the date on which the expense or liability is incurred. For purposes of such allocation, Subsidiary Capital Accounts with negative balances are excluded.

          Investment Income. We allocate investment income, net of any direct investment expense, among the Subsidiary Capital Accounts, pro rata, based upon the relative "Investment Asset Balance." For purposes of these allocations, net investment income includes realized (but not unrealized) gains and losses.

     The "Investment Asset Balance" of each Subsidiary Capital Account is equal to the sum of the beginning cash balance in a Subsidiary Capital Account and the ending cash balance (excluding allocation of any investment income for the quarter then ending) in such account for a quarter divided by two. The cash balance in a Subsidiary Capital Account is equal to the sum of the loss reserves, unearned premium reserves and capital and surplus less deferred expenses.

          Dividends, Redemptions and Liquidations. We allocate dividends, payments upon redemption or liquidation (described below), and any other distributions with respect to the Capital Stock to the Subsidiary Capital Account for the class or series with respect to which the dividend, payment or distribution was made.

     Where all Shares of a series are redeemed in accordance with our procedures for redemption, we allocate any deficit in the Subsidiary Capital Account for that series first to the Subsidiary Capital Account for the Common Shares and then allocate any remaining unallocated deficit among the Subsidiary Capital Accounts for Shares with positive balances, pro rata, based upon such balances.

     Where all Shares of a series are repurchased by us pursuant to our right of first refusal or redeemed in accordance with our procedures for redemption, we terminate the Subsidiary Capital Account for that series and, under the terms of the Retrocession Agreement, MIC recaptures the business previously allocated to the Subsidiary Capital Account.

     Our articles also provide that if we are liquidated, any deficit existing in any Subsidiary Capital Account is allocated first to the Subsidiary Capital Account for the Common Stock and then, any remaining unallocated deficit is allocated among the Subsidiary Capital Accounts for Shares with positive balances, pro rata, based upon such balances.

The Subsidiary Capital Account for the Common Stock had, at the time it was established, a balance of approximately $1,000,000, representing the capital paid in by Integon for the 1,000,000 shares of the Common Stock issued to it. That Subsidiary Capital Account is not affected directly by underwriting gains and losses attributable to the various Subsidiary Capital Accounts related to series of Shares.

After our board of directors approves the allocations of income and expense, gains and losses, and distributions described above, they are considered final and conclusive and will be binding on all holders of Shares for all purposes including without limitation any redemption of Shares pursuant to our procedures for redemption. (See "Description of Capital Stock -- Redemption.")

Our board of directors is authorized to interpret and apply the above allocation provisions and to adopt additional rules and guidelines as the board deems appropriate to carry out the intent of these provisions. The board's interpretations and any additional rules and guidelines adopted will also be binding on all shareholders.

In the annual reports that we will file with the Securities and Exchange Commission under the Exchange Act, we will report the aggregate amount of the following items that we have allocated among the outstanding series of Shares for the year covered by the report:

          o    net underwriting gains or losses;

          o    administrative expenses;

          o    net investment income; and

          o    Subsidiary Capital Account deficits.

In these annual reports, we will also specify the number of series of Shares that have account balances greater than $25,000, the number of series that have balances less than $25,000 and the range of the account balances for series in each category.

Barbados insurance law requires that we maintain certain levels of net assets, which for this purpose are calculated without taking into account unrealized gains or losses. We are currently in compliance with these requirements. However, in the event that we are unable to comply with such requirements in the future, we have the right to reduce the business related to a Subsidiary Capital Account by retrocession or any other means to the extent necessary to permit the Subsidiary Capital Account to meet its pro rata share of our required capital and surplus.

VOTING RIGHTS

Subject to the following, holders of Capital Stock are entitled to one vote for each share held on any question on which the holder is entitled to vote. The matters on which holders of Capital Stock are entitled to vote, and the relative voting rights of each class of stock, are set forth below.

     Election of Directors. The holders of Shares as a class are entitled to elect one member of our board of directors, and the holders of Common Stock as a class are entitled to elect five directors. At least one of the directors must be resident in Barbados. Cumulative voting is not permitted.

     Proxies. Any shareholder may appoint another person as his or her proxy to act on behalf of the appointing shareholder at any of our annual meetings. The appointment of a person as proxy for a shareholder must be in writing.

     Liquidation. We may be liquidated upon the vote of at least 75% of the outstanding Shares, voting as a single class. Holders of Common Stock have no right to vote with respect to liquidation. (See "Description of Capital Stock -- Liquidation.")

     Changes in Articles and By-Laws. No change may be made to our articles of incorporation or by-laws unless a majority of the Shares, voting as a class, and a majority of the Common Stock, voting as a class, present in person or by proxy and voting at a meeting at which a vote on that issue is put forth for a vote, approve the change. In addition, no amendment may vary the rights associated with any one series unless either the rights associated with all other series are similarly changed or a majority of the holders of the Shares of each series voting as a class and present in person or by proxy at a meeting vote in favor of the amendment.

     Other Matters. Any matters other than those described above which call for a shareholder vote require only approval by a majority of the outstanding shares of Common Stock. Holders of Shares have no right to vote with respect to such matters.

REDEMPTION

We may redeem outstanding Shares of a series at any time for any reason if the redemption of such Shares is approved by a majority of our board of directors, provided that the director representing the Shares must vote in favor of the action being taken. The Common Stock is nonredeemable in all circumstances.

A redemption of Shares is effective as of the last day of the calendar year in which the redemption was approved by our board of directors. This date is referred to hereinafter as the "Redemption Date." The consideration payable to the holders of redeemed Shares will be the balance of the Subsidiary Capital Account ("Account Balance") for those Shares as of the Redemption Date, as adjusted by the board of directors to reflect:

     (i) an appropriate share of the deficits in other Subsidiary Capital Accounts as of the Redemption Date;

     (ii) unrealized gains and losses on our investments; and

     (iii) any contingent liabilities allocable to such account.

Each holder of redeemed Shares will receive the pro rata portion of the adjusted Account Balance that corresponds to the proportionate number of Shares of the series owned. The adjusted Account Balance will be paid within five months of the Redemption Date and bear interest from the Redemption Date until the date of payment at a rate equal to the yield on 26-week U.S. Treasury Bills for the issue immediately following the Redemption Date.

Upon the redemption of Shares on the Redemption Date, the redeemed Shares will be canceled and the holders thereof will no longer have any interest in the Shares redeemed or in the Subsidiary Capital Account with respect to the Shares redeemed.

LIQUIDATION

Subject to Barbados regulatory and judicial approvals, we may be liquidated upon the vote of 75% of the outstanding Shares. In the event of liquidation, holders of Shares have a priority over the holders of Common Shares with respect to the distribution of our assets. As a result, holders of Shares may receive distributions even if as a result, we will not have sufficient remaining assets to make any distributions to holders of Common Stock. However, neither the holders of the Shares or the holders of Common Stock will receive any distribution of our assets in a liquidation unless and until we have paid all of our liabilities. After payment of all of our liabilities, each holder of Shares of a series is entitled to receive his pro rata share of his respective Account Balance before any distribution of our assets is made to the holder(s) of Common Stock. Thereafter, holders of Shares are not entitled to participate further in the distribution of our assets. Each holder of Common Stock will be entitled to receive his pro rata share of all of our remaining assets, if any.

RESTRICTIONS ON TRANSFER

There is no existing public trading market for the Shares and none will develop in the future. In addition, our articles of incorporation set forth a number of restrictions on the manner in which the Shares may be transferred. These restrictions and certain exceptions thereto are described below.

     Transfers of Less Than All Shares of a Series. Subject to the exceptions described below, transfers of less than all Shares of a series may not be made unless the transfer is to us, or the holder(s) of the Shares sought to be transferred has received our written consent. A request for consent must be made in writing and set forth the name(s) and address(es) of the intended transferee(s), the desired date of the transfer and the consideration to be paid. No transfer may otherwise be made by a shareholder of less than all of the Shares of a particular series that he owns. If we fail to give our written consent, any subsequent transfer is void and of no effect.

     Right of First Refusal. Subject to the exceptions described below, transfers of Shares of a series may not in any event be made unless the holder(s) has received a bona fide written offer to purchase such Shares effective as of the end of the calendar year (the "Repurchase Date"), a copy of that offer has been furnished to us, and we are thereafter offered the opportunity to purchase the Shares. We will have 60 days during which to exercise our right to purchase the Shares sought to be transferred. If we accept the offer to purchase, the price will be the lesser of the bona fide offering price and the Account Balance for the series of Shares sought to be transferred as of the Repurchase Date, provided that the Account Balance shall be adjusted to reflect:

     (i) an appropriate share of the deficits in other Subsidiary Capital Accounts as of the Repurchase Date;

     (ii) unrealized gains and losses on our investments; and

     (iii) any contingent liabilities allocable to such account.

A purchase made by us pursuant to this "right of first refusal" will be deemed effective upon the Repurchase Date, although payment by us may be deferred until the end of the quarter following the Repurchase Date. Shares purchased by us pursuant to our right of first refusal will be canceled.

     Exceptions to Restrictions on Transfers. A transfer of either all or a portion of the Shares of a series is not subject to either our consent or right of first refusal where our board of directors determines that the transferee of the Shares is: (1) a member of the transferring shareholder's immediate family;
(2) a trust for the benefit of the transferring shareholder or for the benefit of other exempted transferees described in this paragraph; (3) if the transferor is a corporation, any of its shareholders; (4) if the transferor is a partnership, any of its partners; (5) a corporation which is controlled by or under common control with the transferor; (6) the estate of a deceased shareholder and legatees or heirs of a deceased shareholder; (7) a charitable or other qualifying organization described in section 170(c)(2) of the United States Internal Revenue Code of 1986, or any successor provision thereto; (8) in the case of a transfer of less than all the Shares of a series, a person who immediately prior to such transfer is a holder of Shares of that series; or (9) a key employee of an insurance agency with respect to which the Shares held by the transferor were issued.

     Provisions Applicable to All Transfers. No Shares may be transferred unless and until our board of directors has received, from the holder of the Shares sought to be transferred, assurances of compliance with all applicable laws and regulations. Further, persons to whom Shares are transferred must agree to abide by the requirements set forth in the stock purchase agreement entered into by the person transferring the Shares. In addition, all transfers of Shares require the approval of the Barbados Supervisor of Insurance.

Certificates representing the Shares will bear a legend noting the applicable limitations on transfers.

COMMON STOCK

We are currently authorized to issue an unlimited number of shares of Common Stock, without nominal or par value, 1,000,000 of which have been issued to Integon and are outstanding.

We have established a Subsidiary Capital Account for this class of stock, and allocations of various items to such account are described above. (See "Description of Capital Stock -- Allocations to Subsidiary Capital Accounts.")

Holders of Common Stock as a class are entitled to elect five directors, at least one of whom must be resident in Barbados. As a class, these holders generally have the sole right to vote on matters not specifically reserved to the Shares. (See "Description of Capital Stock -- Voting Rights.")

BARBADOS CORPORATE LAW PROVISIONS

The corporate law of Barbados was derived historically from that of England prior to the coming into force in 1985 of the Companies Act Cap. 308 of the Laws of Barbados, which is similar to the Canada Corporations Act. Barbados law may differ in certain respects from comparable law in the United States. The following is a summary of certain provisions of Barbados corporate law as prepared by Peter R.P. Evelyn, our Barbados counsel. The summary does not purport to contain all applicable provisions and does not purport to be complete or cover all respects in which Barbados corporate law may differ from laws generally applicable to United States corporations and their shareholders.

     Dividends and Distributions. Under Barbados law, a company may pay dividends only if there are reasonable grounds for believing that (a) the company would be able, after the payment of the dividends, to pay its liabilities as they become due, and (b) the realizable value of the company's assets would be greater than the aggregate of its liabilities and stated capital of all classes. Dividends may not be paid out of unrealized gains.

     Repurchase. We are authorized by our articles, subject to certain approvals, to repurchase Shares. Such purchases may only be effected if we can satisfy a similar solvency test as that described above under "Dividends and Distributions."

     Shareholders' Remedies. Barbados corporate law contains wide protection for minority shareholders and investors generally. A statutory right of action is conferred on subscribers to shares of a Barbados company against the directors and officers responsible for the issue of a prospectus, in respect of damages suffered by reason of untrue statements therein. In addition, we may take action against directors and officers for breach of their statutory duty to act honestly and in good faith with a view to our best interests.

     Enforcement of United States Judgments. Except as mentioned below, a judgment of a court in the United States, under which a sum of money is payable, will under most circumstances be enforced as a debt by the courts of Barbados without reexamination of the merits of the case. This will not apply where the judgment is for payment of taxes, fines or penalties. There is also doubt as to whether a Barbados court would enforce judgments of United States courts obtained against us, or our directors and officers resident in Barbados, predicated on the civil liability provisions of the Securities Act or, in original actions, impose liabilities against us or such persons predicated upon that Act. (However, liability for violations of the Securities Act by us may be imposed directly on Integon in a United States court as a result of Integon being a "control person" with respect to us under the Securities Act.)

     Indemnification. Our by-laws provide for the indemnification of our directors and officers against liabilities incurred in their capacities as such, but the indemnity does not extend to any liability incurred in respect of wilful negligence, wilful default, fraud or dishonesty in relation to us.

     Inspection of Corporate Records. Shareholders have the right to inspect and copy our articles and by-laws, corporate register, security register, minutes of shareholders meetings, any unanimous shareholder agreement, as well as our audited financial statements, which must be presented to the annual meeting of shareholders.

                              PLAN OF DISTRIBUTION

OFFERING PROCEDURE

The Shares are being offered, on a continuous basis, by registered representatives of GMAC Securities Corporation. GMAC Securities Corporation is an affiliate of Integon and is registered as a broker-dealer under the Exchange Act and in each of the states in which Shares are being offered. It is also a member of the National Association of Securities Dealers, Inc. No commissions are charged by or paid to GMAC Securities Corporation or the registered representatives in connection with the sale of Shares. The registered representatives will deliver this prospectus in printed form only by hand or mail delivery. GMAC Securities Corporation will not be a market-maker for the Shares. All sales of Shares are subject to our approval. (See "Eligibility to Purchase the Shares.")

PURCHASE PROCEDURES

In order to purchase the Shares, the following documents must be sent to us in
Barbados:

(1)  two duly executed stock purchase agreements (see Appendix B);

(2) all necessary certifications of the eligibility of prospective purchasers by the insurance agency or agencies related to the Integon Account with respect to which the Shares will be issued (see Appendix C); and

(3) a certified or cashier's check payable to "Integon Re (Barbados), Limited -- Escrow Account" in the amount of the aggregate cost of the Shares to be purchased, based on the offering price of $250.00 per Share ("Purchase Payment").

None of these documents is to be executed or delivered until after a final prospectus has been delivered to the offeree.

Once it is executed by a prospective purchaser, a stock purchase agreement is, in effect, an offer to purchase the Shares described therein. That offer will be deemed accepted only if we approve the offer and execute the agreement. (See "Plan of Distribution--Conditions of Sale.")

Following execution of the stock purchase agreement by us, the prospective purchaser has no right to withdraw the amount of the Purchase Payment or any interest earned thereon. Amounts remain in the escrow account pending satisfaction of the conditions set forth below under "Conditions of Sale."

TERMS OF SALE

Shares are sold only to Eligible Purchasers who have executed a stock purchase agreement and returned it to us. Shares must be purchased by series, although more than one person may buy the Shares of one series. Pursuant to the stock purchase agreement, the purchaser must accept and agree to be bound by our articles and by-laws, including the restrictions on transfer. (See "Description of Capital Stock -- Restrictions on Transfer.") The stock purchase agreement further provides that we may place on a Share certificate a legend stating that the transfer or other disposition is restricted pursuant to our articles and by-laws.

Once it is accepted by us, a stock purchase agreement remains in effect as long as the associated Shares remain outstanding. A stock purchase agreement terminates only upon the redemption of the Shares or our liquidation. Upon a transfer of Shares, the person transferring the Shares is relieved of all restrictions and obligations and the person to whom the Shares are transferred, as a condition of the transfer, is required to agree to abide by all of the provisions of the stock purchase agreement.

CONDITIONS OF SALE

We will maintain an escrow account at Barclays Bank PLC in Bridgetown, Barbados (the "Escrow Account"), into which checks from prospective purchasers are deposited pending satisfaction of the conditions described below. This account will bear interest at prevailing rates but will not be subject to the investment guidelines discussed above. If the conditions are not satisfied, the Purchase Payment will be returned together with any interest earned.

     Approval of Purchase. Each purchase of Shares must be accepted by us within 120 days from the date of execution of the stock purchase agreement by the Purchaser. If we determine to accept an offer to purchase Shares from an Eligible Purchaser, we will execute both copies of the stock purchase agreement remitted by such person and return one copy to such person. If we determine not to approve an offer to purchase, we will return the stock purchase agreement without having executed it.

Pending approval of offers, each check for the purchase of Shares (which ordinarily is received together with a stock purchase agreement) will be deposited in the Escrow Account. If a request to purchase is approved:

     (i) the Purchase Payment, together with any interest earned thereon in the Escrow Account, will be released to us and allocated to the Subsidiary Capital Account for the Shares; and

     (ii) Shares will be issued and the Eligible Purchaser will receive a certificate evidencing ownership of the Shares.

Where we determine not to approve a sale of Shares to a prospective purchaser, the Purchase Payment will be returned, together with any interest earned thereon. We have the right to reject any prospective purchaser for any reason whatsoever.


     Minimum Sales. We will not issue any Shares unless executed Stock Purchase Agreements for at least 5 series of Shares have been received and approved by June 30, 2003. (The minimum number of sales necessary to satisfy this condition is hereinafter referred to as the "Minimum Sales.") If, at the time we execute a stock purchase agreement, the Minimum Sales have not been made, then the Purchase Payment with respect to that Agreement will remain on deposit in the Escrow Account until the earlier of (1) the date as of which the Minimum Sales have been made, or (2) June 30, 2003. In the event that (1) occurs first, the Shares will be issued and the Eligible Purchaser will receive a certificate evidencing ownership of Shares. In the event (2) occurs first, the Eligible Purchaser will promptly be sent the amount of the Purchase Payment, together with any interest earned thereon in the Escrow Account.


After we have made the Minimum Sales, all funds paid to us with Stock Purchase Agreements will be deposited in the Escrow Account. These funds will remain on deposit in the Escrow Account until the Stock Purchase Agreement pursuant to which the funds are sent is either approved or rejected by us. If it is approved, the funds, including any interest earned thereon in the Escrow Account, will be paid over to our general funds and allocated to the respective Subsidiary Capital Account for the Shares; if it is rejected, the funds, including any interest earned thereon in the Escrow Account, will be returned to the Eligible Purchaser, together with any accumulated interest earned.

TERMINATION OF OFFERING


Unless terminated as a result of our failure to make the Minimum Sales by June 30, 2003 or otherwise terminated sooner by our board of directors, this offering will terminate on the date on which all of the Shares offered hereby have been sold.


UNITED STATES FEDERAL TAX CONSIDERATIONS

It is impractical to comment here on all aspects of the Federal, state, and local tax laws that may affect the United States taxation of us and our shareholders. The following is a discussion, based on the facts set forth herein and existing law, of the material Federal tax consequences which, in the opinion of our U.S. tax counsel, LeBoeuf, Lamb, Greene & MacRae, L.L.P., are associated with an investment in Shares.

United States taxation of us and our shareholders involves a number of complex questions of fact and law with respect to some of which there is no statutory, administrative, or judicial authority directly on point.

We have not requested advance rulings on these questions from the Internal Revenue Service (the "Service") and, at least as to certain matters, there is no assurance that favorable rulings could be obtained. There is also no assurance that the laws in existence as of the date of this prospectus will not be modified so as to alter the tax consequences described below.

This discussion does not address all aspects of Federal income taxation that may be relevant to a particular shareholder in light of his or her personal tax circumstances. Nor does it address state, local, or foreign tax laws that may affect taxation of shareholders. You Should Consult Your Own Tax Advisor Concerning The Tax Implications Of Your Investment In Shares.

UNITED STATES -- BARBADOS INCOME TAX TREATY

The United States and Barbados have entered into an income tax treaty (the "Treaty") that offers certain tax benefits (some of which are discussed below) to those persons who qualify for its protection. As a Barbados corporation that ultimately is owned more than 50% by U.S. persons, we are entitled to the benefits of the Treaty provided that we are "resident" (that is, "managed and controlled") in Barbados. We attempt to conduct our business in such a manner that we will be considered to be "managed and controlled" in Barbados in order to qualify for the benefits of the Treaty.

UNITED STATES PREMIUM EXCISE TAX

The United States imposes an excise tax at the rate of 1% of the gross premiums paid to foreign insurance companies for reinsurance covering risks located within the United States. Reinsurance premiums paid to us are subject to this excise tax.

UNITED STATES FEDERAL INCOME TAX RISKS AND CONSEQUENCES TO US

Risks and Consequences of Carrying on a United States Reinsurance Business Through a Permanent Establishment. As a "resident" of Barbados, if we engage in business within the United States through a permanent establishment, we will be subject to United States Federal income tax at normal corporate tax rates on our business profits that are attributable to such permanent establishment. Insofar as is relevant hereto, all of our underwriting income and investment income (such as dividends and interest) generally would be treated as business profits attributable to such a permanent establishment. In addition, a Barbadian resident corporation engaged in business in the United States through a permanent establishment would be subject to a branch-level tax at the rate of 5% (reduced by the Treaty from a 30% statutory rate that would apply generally to foreign corporations engaged in business in the United States) on its after-tax earnings attributable to its United States permanent establishment that are considered remitted to the head office of the corporation.

All relevant facts and circumstances must be taken into account in any particular case in determining whether a person is engaged in business within the United States and, if so, whether the business is carried on through a permanent establishment within the meaning of the Treaty. Under the Treaty, the activities of both dependent and independent agents in some circumstances may be deemed to create a permanent establishment of the principal that they represent. As discussed elsewhere herein, we conduct reinsurance business in Barbados and in that regard execute and administer our reinsurance agreements and manage our business affairs from Barbados. On this basis, we believe that we should not be deemed to be engaged in business within the United States through a permanent establishment, and therefore we believe we should not be subject to United States income tax. However, given the factual nature of the questions involved and certain aspects of our treaty reinsurance program related to the United States, and given the absence of any clear legal interpretation of the application of the provisions of the permanent establishment standard under the circumstances, there can be no assurance that for tax purposes we ultimately will not be deemed to be engaged in business within the United States through a permanent establishment.

United States Withholding Tax Applicable to Certain Investment Income Not Attributable to a United States Permanent Establishment. If we do not engage in business within the United States through a permanent establishment, we generally will be subject to a United States withholding tax on interest, dividends, and certain other investment income derived from sources within the United States. (The 30% rate of United States withholding tax provided by statute is reduced by the Treaty to 5% in the case of interest and 15% in the case of dividends derived from portfolio investments.) An exemption from the United States withholding tax is provided for interest earned on amounts on deposit in a bank, savings and loan association, or insurance company, and interest income, termed "portfolio interest," on certain debt obligations of United States issuers.

Under our investment guidelines, we are only permitted to invest our funds in assets that are not subject to U.S. withholding tax. (See "Our Business.")

Reallocations By Internal Revenue Service. Under section 482 of the Internal Revenue Code (the "Code"), the Service may allocate gross income, deductions, and credits between or among two or more businesses, owned or controlled directly or indirectly by the same interests, in order to prevent evasion of taxes or to reflect clearly the true taxable income of such businesses. As described elsewhere herein, Integon elects five of our six directors through its ownership of all of our issued and outstanding Common Stock. Further, Integon and MIC are commonly controlled by their parent, GMAC Insurance Holdings, Inc. Thus, if transactions between MIC and us were determined not to reflect the true taxable income of the parties, a reallocation of income or deductions between MIC and us could result. However, as long as the transactions between MIC and us are conducted on an "arm's-length" basis in a manner consistent with industry standards and practices, section 482 should not provide a basis for reallocations by the Service between Integon and us.

In addition, section 845 of the Code grants broad authority to the Service to adjust items arising under certain reinsurance agreements (including retrocession agreements), whether or not they involve related parties. If two or more "related" parties enter into a reinsurance contract, the Service in general may make any adjustment necessary to reflect the "proper source and character" of the taxable income of each such party. The Service also has broad authority to make proper adjustments where any reinsurance contract between unrelated parties has a "significant tax avoidance effect" on any party to the contract.

Because Integon is entitled to elect five of our six directors and Integon and MIC are owned by a common parent, we and MIC may be considered "related" parties within the meaning of section 845 of the Code. To date, there are no regulations under section 845 of the Code to aid in its interpretation. However, the legislative history of section 845 suggests that certain types of reinsurance transactions -- such as a coinsurance reinsurance transaction that covers new business of the ceding company and that allocates expenses and income items between the ceding company and the reinsurer in the same proportion as the allocation of the risk reinsured -- generally should not be subject to reallocations or adjustments. The ongoing quota share retrocession agreement between MIC and us, in general, would seem to be similar to such transactions for which adjustments generally should not be made, but there is substantial uncertainty at the present time concerning the scope of section 845.

If the Service were successful in an effort to reallocate to MIC business retroceded to us by MIC, MIC would likely be subject to tax on such business. Since we have no obligation to indemnify MIC against such adverse tax consequences, a reallocation of business to MIC should not directly affect us. However, any such reallocation might contribute to the early termination of the retrocession agreement between MIC and us.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES -- THE SHAREHOLDERS

Taxation of Our Income to Shareholders Under Subpart F of the Code. Under the so-called "Subpart F" provisions (sections 951-964) of the Code, current United States income tax is imposed on each United States person who owns stock in any 25% or more U.S.-owned foreign insurance company with respect to "related person insurance income," whatever the degree of ownership of the United States shareholder. For this purpose, the term "related person insurance income" means underwriting and investment income of a foreign insurer attributable to a policy of insurance or reinsurance with respect to which the insured is a United States shareholder of the foreign insurer or a person related to such a shareholder. Under this provision, all of our income (as determined for tax purposes) will be treated as "related person insurance income," and, as such, will be passed through and taxed currently to all of our shareholders ("Shareholders") under Subpart F of the Code.

The basis of the stock of a Shareholder will be increased by the amount required to be included in the Shareholder's income with respect to such stock under Subpart F. Further, a distribution from our earnings and profits attributable to amounts that have been included in gross income of the Shareholders under Subpart F would not be included again in gross income of the Shareholders but would reduce the adjusted tax basis of the stock with respect to which the distribution is made. It should be noted that Subpart F income will be computed for us as a single entity. The amount of Subpart F income attributable to one series of Shares in these circumstances may be affected by results with respect to other series. It also should be noted that our Subpart F income generally will be computed under the same rules that govern the computation of taxable income of domestic property and casualty insurance companies.

Although Subpart F income generally is allocated based on book income, differences between the financial and tax accounting rules applicable to the computation of our income may result in differences in any year between the amount of income subject to pass-through to a Shareholder for United States tax purposes and the amount of book income allocable to a Shareholder's Subsidiary Capital account. Since the consideration payable to the holders of a series of Shares upon redemption is based substantially on book income previously allocated to the Shares being redeemed, such consideration may not reflect the amount of income previously passed through and taxed to the holders of those Shares.

To the extent that we were subject to United States income tax on our business profits, the Shareholders generally would not be subject to current tax on such profits under Subpart F, but would be taxed when profits were distributed by us. (See "United States Federal Tax Considerations -- United States Federal Income Tax Consequences To Us.")

Risk of Recharacterization of Reinsurance Profits on Business Retroceded to Us. As described elsewhere herein, a portion of the business retroceded to us is allocated to the Subsidiary Capital Account for the series of Shares identified with the Integon Account to which such business is attributable. In this connection, the Service could question whether profits on such business should be treated as being related to equity ownership for tax purposes, or whether the Shares should be treated, in whole or in part, as a means by which the direct insurer pays additional income to certain of its business producers, such that the producers (rather than the Shareholders) should be subject to ordinary income tax on all or some of such profits. Although the issue is not free from doubt, given, among other things, the significance of the Shareholders' "at-risk" investment in us relative to the volume of our business, the degree of pooling of risks among all series of Shares, the fact that distributions with respect to Shares are, subject to certain "minimum dividends," within the discretion of our board of directors, and the vote accompanying each Share, there should be substantial arguments against the recharacterization of profits with respect to the Shares.

                                  LEGAL MATTERS

The legality of the securities offered hereby is passed upon for us by our Barbados counsel, Peter R.P. Evelyn, [Pinfold Street], Bridgetown, Barbados, West Indies. LeBoeuf, Lamb, Greene & MacRae, L.L.P., 1875 Connecticut Avenue, N.W., Washington, D.C. 20009, will advise us as to certain matters pertaining to the laws of the United States.

                                     EXPERTS

The financial statements as of December 31, 2001, included and incorporated by reference in this prospectus, have been audited by Deloitte & Touche, independent chartered accountants, Bridgetown, Barbados, as stated in their report, which is included and incorporated by reference herein, and has been so included and incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The matters of Barbados law referred to in this prospectus are set forth in reliance upon the opinion of Peter R.P. Evelyn and upon his authority as an expert in Barbados law. LeBoeuf, Lamb, Greene & MacRae, L.L.P. has passed upon the statements concerning United States tax laws contained in the discussion under "United States Federal Tax Considerations," which is included herein in reliance upon their authority as experts with respect to such matters.

                             ADDITIONAL INFORMATION

A registration statement under the Securities Act has been filed with the Commission with respect to the Shares offered hereby. This prospectus does not contain all of the information set forth in such registration statement, certain parts having been omitted pursuant to the rules and regulations of the Commission. The omitted information may be examined at the Commission's Public Reference Room located at 450 5th Street, N.W., Washington, D.C., or at the following regional offices: New York City, 26 Federal Plaza, Room 1102; Chicago, 219 South Dearborn Street, Room 1204; and Los Angeles, 5757 Wilshire Boulevard, Suite 500 East. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Copies may be obtained upon payment of the fees prescribed from the public reference section of the Commission, Washington, D.C. 20549.

Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is hereby made to the copy of the contract or other document filed as an exhibit to the registration statement, of which this prospectus is a part, for a full statement of the provisions, and each such statement in this prospectus is qualified in all respects by such reference.

                          INDEPENDENT AUDITORS' REPORT





To the Shareholder of
INTEGON RE (BARBADOS), LIMITED
One Financial Place
Collymore Rock
St.  Michael, Barbados



We have audited the accompanying balance sheets of Integon Re (Barbados), Limited (the "Company") as of December 31, 2001 and 2000 and the related statement of operations and retained earnings, changes in shareholder's equity and cash flows for year ended December 31, 2001 and for the period March 20, 2000 (commencement of operations) to December 31, 2000 (expressed in United States dollars). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit[s] in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance that the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of Integon Re (Barbados), Limited as of December 31, 2001 and 2000 and the results of its operations, changes in shareholder's equity and cash flows for year ended December 31, 2001 and for the period March 20, 2000 (commencement of operations) to December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.


                                               s/Deloitte & Touche


                                               CHARTERED ACCOUNTANTS



Bridgetown, Barbados
February 11, 2002

                         INTEGON RE (BARBADOS), LIMITED

                                 BALANCE SHEETS

                           DECEMBER 31, 2001 AND 2000

                      (Expressed in United States Dollars)

                                                              Note

ASSETS

                                                                                                   March 31, 2002
                                                             2001                2000                (Unaudited)
                                                             ----                ----                 ---------
         Cash and cash equivalents                      $ 1,012,372            $ 1,005,501         $ 1,009,311
         Accrued interest income                                 86                    490                 178
         Due from shareholder                                63,804                 37,676              69,143
                                                        -----------            -----------         -----------

         Total Assets                                   $ 1,076,262            $ 1,043,667         $ 1,078,632


STOCKHOLDER'S EQUITY

         Share capital
           Common shares - no par value
           Authorized - an unlimited
           number of shares; Issued and
           outstanding 1,000,000 shares at
           December 31, 2001 and 2000
           and March 31, 2002                           $ 1,000,000            $ 1,000,000         $ 1,000,000
         Retained earnings                                   76,262                 43,667              78,632
                                                        -----------            -----------         -----------
         Total Shareholder's Equity                     $ 1,076,262            $ 1,043,667         $ 1,078,632
                                                        ===========            ===========         =+=========


The accompanying notes form an integral part of these financial statements.

                         INTEGON RE (BARBADOS), LIMITED

           STATEMENT OF OPERATIONS AND RETAINED EARNINGS FOR THE YEAR

               ENDED DECEMBER 31, 2001, THE PERIOD MARCH 20, 2000

               (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2000,

                    AND THE THREE MONTHS ENDED MARCH 31, 2002

                      (Expressed in United States Dollars)



                                                    Years Ended December 31,
                                               2001                       2000
                                               ----                       ----
INCOME
     Interest                                 $32,595                    $43,667
                                              -------                    -------

INCOME
     for the year/period                      $32,595                    $43,667

RETAINED EARNINGS, beginning of
     year/period                              $43,667                       --
                                              -------                    -------
RETAINED EARNINGS, end of year/period
                                              $76,262                    $43,667
                                              =======                    =======

   The accompanying notes form an integral part of these financial statements.

                         INTEGON RE (BARBADOS), LIMITED

           STATEMENT OF OPERATIONS AND RETAINED EARNINGS FOR THE YEAR

               ENDED DECEMBER 31, 2001, THE PERIOD MARCH 20, 2000

               (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2000,

                AND THE THREE MONTHS ENDED MARCH 31, 2002 (con't)

                      (Expressed in United States Dollars)



                                                Three Months Ended March 31
                                                        (unaudited)
                                                  2002             2001
INCOME
     Interest earned                         $    2,370        $  12,322
                                             ----------        ---------
TOTAL INCOME                                      2,370           12,322
                                             ----------        ---------

RETAINED EARNINGS,
     beginning of period                         76,262           43,667
                                             ----------        ---------

RETAINED EARNINGS,
     end of period                           $   78,632        $  55,989
                                             ==========        =========

                         INTEGON RE (BARBADOS), LIMITED

                  STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY

                      FOR THE YEAR ENDED DECEMBER 31, 2001,

                     THE PERIOD MARCH 20, 2000 (COMMENCEMENT

                       OF OPERATIONS) TO DECEMBER 31, 2000

                    AND THE THREE MONTHS ENDED MARCH 31, 2002

                      (Expressed in United States Dollars)




                                                                      Total
                                                     Retained     Shareholder's
                                   Share Capital     Earnings        Equity
BALANCE
    at December 31, 2000            $1,000,000      $43,667        $1,043,667
Net Income for the year/period               -       32,595            32,595
                                    ----------      -------        ----------

BALANCE
    at December 31, 2001             1,000,000       76,262         1,076,262
Net Income for the year/period               -        2,370             2,370
                                    ----------      -------        ----------

BALANCE
    at March 31, 2002               $1,000,000      $78,632        $1,078,632
                                    ==========      =======        ==========



The attached notes form an integral part of these financial statements.

                         INTEGON RE (BARBADOS), LIMITED

                             STATEMENT OF CASH FLOWS

                    FOR THE YEAR ENDED DECEMBER 31, 2001, FOR

                  THE PERIOD FROM MARCH 20, 2000 (COMMENCEMENT

                   OF OPERATIONS) TO DECEMBER 31, 2000 AND FOR

                 THE THREE MONTHS ENDED MARCH 31, 2002 AND 2001

                      (Expressed in United States Dollars)



                                                               Year Ended December 31,
                                                               -----------------------
                                                           2001                       2000
                                                           ----                       ----
CASH FLOWS FROM OPERATING ACTIVITIES
      Interest income received                         $   32,999                 $   43,177
      Expenses paid and recoverable                       (26,128)                   (37,676)
                                                        ---------                  ---------
      Net cash provided by operating
         activities                                         6,871                      5,501
                                                         --------                   --------

CASH FLOWS FROM FINANCING ACTIVITIES
      Issuance of common stock                                  0                  1,000,000
                                                       ----------                  ---------

INCREASE IN CASH AND CASH EQUIVALENTS,
         for the year/period                                6,871                  1,005,501
CASH AND CASH EQUIVALENTS, end of year/period          $1,012,372                 $1,005,501
                                                       ==========                  =========

RECONCILIATION OF NET INCOME TO NET
CASH PROVIDED BY OPERATING ACTIVITIES

Net income                                             $   32,595                 $   43,667
Change in:
      Accrued interest income                                 404                       (490)
      Due from shareholder                                (26,128)                   (37,676)
                                                         --------                   --------
                                                        $    6,871                $    5,501
                                                        ==========                ==========


The accompanying notes form an integral part of these financial statements.

                         INTEGON RE (BARBADOS), LIMITED

                             STATEMENT OF CASH FLOWS

                    FOR THE YEAR ENDED DECEMBER 31, 2001, FOR

                  THE PERIOD FROM MARCH 20, 2000 (COMMENCEMENT

                   OF OPERATIONS) TO DECEMBER 31, 2000 AND FOR

             THE THREE MONTHS ENDED MARCH 31, 2002 AND 2001 (CON'T)

                      (Expressed in United States Dollars)


                                                        Three Month Period Ended March 31
                                                                   (unaudited)
                                                             2002                2001
                                                         ------------        ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Administrative expenses paid                        $    (5,339)        $   (13,139)
     Investment income received                                2,278              12,576
                                                         ------------        ------------
      Net cash used in operating activities                   (3,061)               (563)
                                                         ------------        ------------

Decrease in cash and cash equivalents                         (3,061)               (563)
Cash and cash equivalents, beginning of period             1,012,372           1,005,501
                                                         ------------        ------------
CASH AND CASH EQUIVALENTS, end of period                 $ 1,009,311         $ 1,004,938
                                                         ------------        ------------

RECONCILIATION OF NET INCOME TO NET CASH
     PROVIDED BY OPERATING ACTIVITIES:
     Net income                                          $     2,370         $    12,322
     Change in:
         Accrued interest income                                 (92)                254
         Due from shareholder                                 (5,339)            (13,139)
                                                         ------------        ------------
Net cash used in operating activities                    $    (3,061)        $      (563)
                                                         ============        ============


                         INTEGON RE (BARBADOS), LIMITED
                        NOTES TO THE FINANCIAL STATEMENTS
                (Unaudited as to the information as of March 31,
              2002 and for the three month periods ended March 31,
                                 2002 and 2001)

                      (Expressed in United States Dollars)


Note 1.   NATURE OF BUSINESS

          The Company was incorporated on January 10, 2000 under the Laws of Barbados and is licensed under the Barbados Exempt Insurance Act. The Company's principal activity will be to assume risks with respect to property and casualty insurance policies (primarily automobile and motorcycle) sold to consumers in the United States through independent insurance agencies.

          All of the common shares of the Company are owned by Integon Corporation (Integon). Integon is an indirect wholly-owned subsidiary of General Motors Corporation.

Note 2.   SIGNIFICANT ACCOUNTING POLICIES

          Basis of Presentation

          These financial statements are stated in United States dollars and prepared in conformity with accounting principles generally accepted in the United States of America.

          Use of Estimates

          The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

          Foreign Currency Translation

          Foreign currency assets and liabilities are translated into United States dollars ("U.S.") at the rate of exchange prevailing at the balance sheet date with any translation adjustments being included in shareholder's equity. Transactions in foreign currencies are converted at the rates of exchange prevailing at the date of the transactions and are included in net income.

          The functional currency for the Company is U.S. dollars. Insurance premiums will be ceded to the Company in U.S. dollars (upon commencement of reinsurance operations). Investments are generally made in U.S. dollar denominated securities.

                         INTEGON RE (BARBADOS), LIMITED
                        NOTES TO THE FINANCIAL STATEMENTS
                (Unaudited as to the information as of March 31,
              2002 and for the three month periods ended March 31,
                                 2002 and 2001)

                      (Expressed in United States Dollars)


Note 3.   RELATED PARTY TRANSACTIONS

          Total costs incurred on the formation of the company and other operating expenses through December 31, 2001 were paid by Integon Corporation and totalled $504,868. (2001 - $104,493 and 2000 -
          $400,375). The Company is not obligated to repay these amounts to Integon Corporation.


Note 4.   SHARE CAPITAL

          The Company is authorized to issue an unlimited number of shares of one class without par value to be designated common shares and 30,000 shares of one class without par value to be designated participating shares. At the balance sheet date, the share capital account consisted of the following shares which were issued and fully paid.


                                      Issued  and  Outstanding
                                        Number      Amount

                      Common shares   $1,000,000  $1,000,000
                                      ==========  ==========

          The holder of the common shares shall be entitled to elect five directors of the Company, one of whom must be a resident citizen in Barbados. The holders of the participating shares shall be entitled to elect one director of the Company.

          Generally, liquidation of the Company requires approval by at least 75% of the participating shares issued and outstanding.

                         INTEGON RE (BARBADOS), LIMITED
                        NOTES TO THE FINANCIAL STATEMENTS
                (Unaudited as to the information as of March 31,
              2002 and for the three month periods ended March 31,
                                 2002 and 2001)

                      (Expressed in United States Dollars)


Note 5.   SIGNIFICANT AGREEMENTS

          Retrocession Agreement

          Motor Insurance Corporation (MIC) and the Company are related parties. All of the common shares of the Company are owned by Integon. Integon and MIC are both wholly owned subsidiaries of GMAC Insurance Holdings, Inc., which is a wholly owned subsidiary of General Motors Acceptance Corporation (GMAC).

          Under this Retrocession Agreement, MIC will retrocede to the Company, when business commences, a portion (the "Retrocession Percentage") of MIC's risk in respect of certain property and casualty insurance policies that are reinsured by MIC. The amount of the Company's liability for any loss paid on a policy is equal to the Retrocession Percentage multiplied by the amount of the loss. The Retrocession Percentage, which can be either 20%, 30%, 40% or 50%, is established for each Integon Account with respect to which a series of participating shares are issued, outstanding and in good standing. In return for the Company assuming the risk retroceded to the Company by MIC under the Retrocession Agreement, MIC pays the Company an amount equal to the Retrocession Percentage multiplied by the gross premiums MIC receives with respect to the retroceded business, after cancellations, reduced by:

          (i) a ceding commission which is equal to the amount of such premiums multiplied by 26.5%, reduced by the amount of certain service fees paid to MIC;
          (ii) any related agents' or brokers' commissions; and
          (iii) any U.S. premium excise tax imposed on such premiums.


          The Retrocession Agreement may be terminated as of the beginning of any month by either party upon not less than 30 days written notice.

          The Company believes that the Retrocession Agreement contains terms that are no less favorable to the company than would be obtained in an arms-length transaction. The Retrocession Agreement provides that business will be ceded to the company by MIC on a proportional basis subject to ceding commission of 26.5% which the company believes is commercially reasonable. The components of the ceding fee are the following:

          (i)  3.5% for premium taxes;
          (ii) 11.9% for loss adjustment expenses;
          (iii) 10.0% for other operating expenses;
          (iv) 1.1% for cash flow adjustment.

                         INTEGON RE (BARBADOS), LIMITED
                        NOTES TO THE FINANCIAL STATEMENTS
                (Unaudited as to the information as of March 31,
              2002 and for the three month periods ended March 31,
                                 2002 and 2001)

                      (Expressed in United States Dollars)


Note 5.   SIGNIFICANT AGREEMENTS (CONTINUED)


          Investment Management Agreement

          The Company has entered into an investment management agreement with BlackRock International, Ltd. ("BlackRock"). The management agreement provides that BlackRock will charge a management fee calculated as a percentage of the net asset value of the Company's portfolio managed by BlackRock with the applicable percentage based on the aggregate amount of assets managed by BlackRock on behalf of the Company and certain other related entities. The applicable percentage is tiered on the first $50 million of aggregate assets under management and lower on all assets in excess of $50 million.

          Insurance Management Agreement

          The Company has entered into an Insurance Management Agreement (the "Management Agreement") with Aon Insurance Managers (Barbados) Ltd. (the "Manager").

          Under the Management Agreement, the Manager collects and disburses funds on the Company's behalf, provides accounting, clerical, telephone, facsimile, information management and other services for the Company and advises and consults with the Company about all aspects of the Company's reinsurance activities. Under the terms of the Management Agreement, the Company will pay the Manager a fixed annual fee of $70,000 and a variable monthly fee of approximately $44 per series of Shares outstanding. The Manager is responsible for the payment of salaries of its officers and employees and all office and staff overhead and other costs attributable to its services on the Company's behalf. However, the Company will pay all out-of-pocket-expenses, such as telephone, facsimile, postage, travel and other items on an expense reimbursement basis. The Management Agreement may be terminated by either party upon 90 days advance written notice.

                         INTEGON RE (BARBADOS), LIMITED
                        NOTES TO THE FINANCIAL STATEMENTS
                (Unaudited as to the information as of March 31,
              2002 and for the three month periods ended March 31,
                                 2002 and 2001)

                      (Expressed in United States Dollars)


Note 6.   TAXATION

          The Company has received an undertaking from the Barbados Government exempting it from all local income, profits and gains taxes for a period of fifteen (15) years from the date of incorporation. Thereafter, for a further (15) years, the Company will be subject to tax at a rate of 2% on its taxable income, but the amount of such tax will not exceed $2,500 per annum.

                            COMPANIES ACT OF BARBADOS
                                   (Section 5)
                            ARTICLES OF INCORPORATION

1.   Name of Company

Integon Re (Barbados), Limited

2. THE CLASSES AND ANY MAXIMUM NUMBER OF SHARES THAT THE COMPANY IS AUTHORIZED TO ISSUE

The annexed Schedule A is incorporated in this form.

3.   RESTRICTION IF ANY ON SHARE TRANSFERS

The annexed Schedule B is incorporated in this form.

4.   NUMBER (OR MINIMUM AND MAXIMUM NUMBER) OF DIRECTORS

There shall be a minimum of 5 and a maximum of 6 directors.

5.   RESTRICTIONS IF ANY ON BUSINESS THE COMPANY MAY CARRY ON

The principal object and activity of the Company is to engage in Exempt Insurance business within the meaning of the Exempt Insurance Act Cap. 308A of Barbados and the business of the Company shall be restricted accordingly.

6.   OTHER PROVISIONS IF ANY

The annexed Schedule C is incorporated in this form.

7.           Date                Signatures                          Title

             , 2000              Peter Evelyn                        Director

FOR MINISTRY USE ONLY

COMPANY NO.       FILED

                          THE COMPANIES ACT OF BARBADOS
                      SCHEDULE TO ARTICLES OF INCORPORATION

                                   SCHEDULE A

2. The classes and any maximum number of shares that the Company is authorized to issue:

The Company is authorized to issue:

     (a) an unlimited number of shares of one class without nominal or par value to be designated Common shares; and

     (b) 30,000 shares of one class without nominal or par value to be designated Participating shares which shall be divided into 300 series and issued in series of 100 shares, numbered consecutively from 1 to 300, and referred to collectively as the 300 Series.

The rights, preferences and limitations of the said classes of shares are as follows:

DEFINITIONS

In these Articles and any amendment thereto and in the Company's By-Laws the following terms shall mean:

Average Cash Balance -- For any fiscal quarter, the sum of the beginning cash balance in a Subsidiary Capital Account and the ending cash balance in such account, excluding the allocation of any investment income for the quarter then ending, divided by two. The cash balance in a Subsidiary Capital Account at any time is equal to the sum of the capital and surplus allocated to such account increased by the outstanding loss reserves in respect of losses incurred that have been allocated to the account, outstanding unearned premiums in respect of written premiums that have been allocated to the account, and any other outstanding liability that has been charged to the account and reduced by any expenditures allocable to the account that have been capitalized.

Board -- The Company's Board of Directors.

Business -- The business retroceded to the Company under the Retrocession Agreement.

Combined Ratio -- The sum of losses incurred, commission expense, ceding fee and United States premium excise taxes divided by earned premium, each as attributable to the Retrocession Agreement for the relevant accounting period.

Company -- Integon Re (Barbados), Limited.

Integon - Integon Corporation, a Delaware corporation with administrative offices in Winston-Salem, North Carolina.

Integon Agency Account -- The separate business record maintained by Integon or any of its subsidiaries to track volume, experience, and commissions with respect to insurance business related to any one or more particular individuals or entities selling insurance policies.

MIC -- Motors Insurance Corporation, a Michigan corporation with its administrative offices in Detroit, Michigan.

Retrocession Agreement -- The Personal Lines Retrocession Agreement between MIC and the Company.

Shares -- Shares of one of the 300 Series.

Stock Purchase Agreement -- The agreement entered into between the Company and the purchaser of Shares, in the form approved by the Board.

Subsidiary Capital Account -- The subsidiary bookkeeping record established by the Company for a particular series or class of shares and maintained for the purpose of accounting for items of income and expense, gains and losses, capital contributions, and shareholder distributions which are allocated to the particular series or class of shares.

300 Series -- The 300 series of Participating shares authorized by these Articles.

(1)  ALLOCATIONS TO SUBSIDIARY CAPITAL ACCOUNTS

The Company will establish a Subsidiary Capital Account with respect to the Common shares as a class, and to each series of Shares at the time a series of Shares is issued.

The consideration received by the Company for a particular series of Shares and the Common shares as a class will be allocated to the Subsidiary Capital Account for that series of Shares or class. Unless otherwise indicated in these Articles, items of income and expense, and losses, attributable to insurance underwriting activities shall be determined as of the end of each calendar quarter and shall be allocated to the Subsidiary Capital Accounts as of the end of the fiscal quarter of the Company in which the respective calendar quarter ends. Investment experience, and other items of income and expense, gains and losses and distributions with respect to shares of the Company will be determined and allocated to the Subsidiary Capital Accounts as of the end of each fiscal quarter of the Company. All such accounting determinations shall be made using United States generally accepted accounting principles, unless otherwise required by these Articles. For purposes of such allocations, items shall be "related" to a Subsidiary Capital Account which is identified with the same Integon Agency Account to which such items can be attributed.

(1) Items of income and expense, and losses, attributable to insurance underwriting activities shall be allocated to the Subsidiary Capital Accounts in accordance with the following paragraphs:

     (a) With respect to premiums ceded to the Company, 100% shall be allocated to the related Subsidiary Capital Account.

     (b) With respect to any agents' or brokers' commissions, ceding fees and commissions, any commissions recaptured, unearned premiums, reinsurance premiums ceded by the Company, and any United States excise tax, 100% shall be allocated to the related Subsidiary Capital Account.

     (c) With respect to losses incurred (after taking into account any recovery or offset for losses retained by a ceding company pursuant to its reinsurance or retrocession agreement with the Company), and any amount of losses recovered through salvage, subrogation, reinsurance recoveries, reimbursement or otherwise, 100% shall be allocated to the related Subsidiary Capital Account. For purposes of these Articles, losses incurred includes both paid and unpaid (reported and unreported) losses.

     (d) With respect to return premiums, 100% shall be allocated to the related Subsidiary Capital Account.

     (e) With respect to any recapture premium or any termination premium the Company pays to a ceding company upon partial or complete termination of the reinsurance between the Company and the ceding company, and with respect to any fees, expenses, or losses recaptured in connection therewith, 100% shall be allocated to the related Subsidiary Capital Account.

     (f) Notwithstanding the foregoing, for any calendar year for which a Subsidiary Capital Account has any earned premium, the amount of losses incurred on the Business otherwise allocable to the Subsidiary Capital Account in accordance with the preceding paragraphs for such calendar year shall be allocated, or reallocated, to other Subsidiary Capital Accounts in accordance with the terms of this paragraph so as to prevent the Combined Ratio for such Subsidiary Capital Account for such year from exceeding 108%. For purposes of this provision, if the Retrocession Agreement is terminated, the period between January 1 of the year of termination and the effective date of termination shall be treated as a calendar year. Any losses incurred on the Business allocable to a Subsidiary Capital Account for a calendar year above a 108% Combined Ratio shall be allocated, or reallocated, to other Subsidiary Capital Accounts, pro rata, based upon the relative earned premiums of each Subsidiary Capital Account for the calendar year; provided, however, that only those Subsidiary Capital Accounts for the Shares that have a Combined Ratio of less than 108% for the year without regard to this paragraph will be taken into account for this purpose. If, as a result of an allocation or reallocation of losses incurred on the Business as described in the preceding sentence, a Combined Ratio in excess of 108% otherwise would be created in one or more Subsidiary Capital Accounts, then the losses incurred on the Business above a 108% Combined Ratio will be reallocated in the manner provided in the preceding sentence until all losses incurred on the Business for the year have been allocated to Subsidiary Capital Accounts for the Shares or until each Subsidiary Capital Account for the Shares has a Combined Ratio for the year of 108%. In the event that the Combined Ratio of each Subsidiary Capital for the Shares is 108% after the application of the preceding sentences of this paragraph, the losses incurred on the Business for the calendar year above a Combined Ratio of 108% for the Company shall be allocated or reallocated to the Subsidiary Capital Account of the Common shares. No adjustments will be made to the Subsidiary Capital Accounts rendered for prior quarters during the calendar year to reflect any reallocation of losses required pursuant to this provision, and any such reallocation shall be taken into account solely through entries to the Subsidiary Capital Accounts for the final quarter of the calendar year.

(2) Any expenses or liabilities attributable to ordinary day-to-day Company operations, excluding any United States Federal income taxes, shall be allocated among all Subsidiary Capital Accounts for the Shares pro rata in accordance with the relative earned premiums allocated to such Accounts for the fiscal quarter in which the expense or liability is incurred, provided that for purposes of such allocation, series of Shares issued at any time during the twelve calendar months preceding the end of the fiscal quarter in which the expense or liability is incurred, and series of Shares with respect to which the unearned premium is zero as of such fiscal quarter end, shall be excluded.

(3) Any United States Federal income tax liability (and any interest thereon or any penalties related thereto) incurred by the Company shall be allocated among the Subsidiary Capital Accounts based upon the relative contribution of each of those accounts to the taxable income of the Company upon which the tax (and any interest or penalties) is imposed.

(4) Any expenses or liabilities attributable to the organization of the Company or to the offer, sale or issuance of Shares, including but not limited to the costs of compliance with regulations and requirements of the United States Securities and Exchange Commission and the various states and other jurisdictions of the United States as they pertain thereto, shall be allocated to the Subsidiary Capital Account for the Common shares, to the extent not borne by Integon.

(5) Any expenses or liabilities of the Company not allocable in the manner described in paragraphs (2) through (4) above shall be allocated among the Subsidiary Capital Accounts on the basis of the relative balances of such accounts as of the end of the fiscal quarter preceding the date on which the expense or liability is incurred, provided that for purposes of such allocation, Subsidiary Capital Accounts with balances that are less than zero shall be excluded.

(6) (a) Investment income, net of any direct investment expense, shall be allocated among the Subsidiary Capital Accounts pro rata based upon the relative Investment Asset Balances (as defined in subparagraph (b) below), provided that for purposes of such allocation, Subsidiary Capital Accounts with Investment Asset Balances that are less than zero shall be excluded. For these purposes, net investment income will include realized (but not unrealized) gains and losses.

     (b) The Investment Asset Balance of each Subsidiary Capital Account shall be equal to the Average Cash Balance allocated to such account for the fiscal quarter for which the investment income is being allocated.

(7) (a) Dividends, payments upon redemption or liquidation (described below), and any other distributions with respect to shares of the Company will be allocated to the Subsidiary Capital Account for the class or series of Shares with respect to which the dividend, payment or distribution was made.

     (b) Where all shares of a series of Shares are repurchased by the Company pursuant to Section 3 below, or redeemed in accordance with the Company's procedures for redemption set forth in Section 2(6) below, the Subsidiary Capital Account for such series of Shares shall be terminated as of the Repurchase Date or Redemption Date (as those terms are defined in Sections 3 and 2(6), respectively).

The allocations to the Subsidiary Capital Accounts described above shall be approved by the Board, and when finally so approved all calculations, allocations and determinations shall be final and conclusive and shall be binding on all holders of shares of the Company for all purposes, including without limitation any redemption of Shares of the Company pursuant to the Company's procedures for redemption. The Board is authorized to interpret and apply the provisions of these Articles and to promulgate such additional rules and guidelines as the Board deems appropriate to carry out the intent of these Articles and such interpretations, rules and guidelines shall be binding on all shareholders.

(2)  PARTICIPATING SHARES

     (a) If any Share shall be redeemed, repurchased or otherwise retired, it shall return to the status of an authorized but unissued Share of such class.

     (b) A series of Shares shall be issued with respect to a specific Integon Agency Account. Only one series of Shares shall be issued with respect to an Integon Agency Account. A series of Shares shall be issued only to persons or entities acceptable to the Board and certified by the persons or entities to which the Integon Agency Account relates. Certification will be effected in accordance with procedures adopted by the Board from time to time. No Share of any particular series of Shares shall be issued unless all Shares of such series are issued.

     (c) Each outstanding Share shall entitle the registered holder of record of such Share to dividends in accordance with the rules set forth in Section 2(5) of these Articles.

     (d) The holders of Shares shall among them have the right to elect one director of the Company and shall otherwise have only such voting rights as are specifically provided herein. On all such matters each share shall entitle the registered holder thereof to one vote. (e) The rights associated with any Shares of a series of Shares shall be identical to the rights associated with all other Shares of the same series of Shares.

(3)  COMMON SHARES

     (a) Each outstanding Common share shall entitle the registered holder of such shares to dividends in accordance with the rules set forth in Section 2(5) of these Articles.

     (b) Each outstanding Common share shall entitle the registered holder thereof to one vote per share on all resolutions of the Company other than as specifically provided herein.

     (c) The holders of the Common shares shall be entitled to elect five directors of the Company, one of whom must be a resident citizen of Barbados.

(4)  LIQUIDATION

The Company may be liquidated upon the vote of the holders of at least 75% of the Shares. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, after payment of all liabilities of the Company and after allocation of any deficits in the Subsidiary Capital Accounts for the Shares as provided for in this Section 2(4), each holder of Shares of a series of Shares shall be entitled to receive an amount equal to his share (based on his proportionate ownership of such series) of the Subsidiary Capital Account balance related to his series of Shares before any distribution of the assets of the Company shall be made to holders of the Common shares. If at the time of liquidation, and before any payment in liquidation is made to any holder of Shares, there exists a deficit in one or more of the Subsidiary Capital Accounts for the Shares, then each such deficit shall be allocated to and charged against: (i) first, the Subsidiary Capital Account for the Common shares, and (ii) then, any remaining unallocated deficit to the Subsidiary Capital Accounts for the Shares with positive balances, pro rata, based upon such balances. After payment shall have been made in full to the holders of the outstanding Shares, or funds necessary for such payment shall have been set aside in trust for the account of the holders of the outstanding Shares so as to be available therefor, the holders of the outstanding Shares shall be entitled to no further participation in the distribution of the assets of the Company, and the remaining assets of the Company, if any, shall be divided and distributed among the holders of the Common shares then outstanding pro rata based on their respective shares. A consolidation or merger of the Company, or sale or transfer of all or substantially all its assets, or any purchase or redemption of shares of the Company of any class or series, shall not be regarded as a "liquidation, dissolution, or winding up" within the meaning of this paragraph.

(5)  DIVIDENDS

     (a) Subject to the following paragraphs, dividends may be paid at the discretion of the Board.

     (b) Dividends, payable in cash or such other property as the Board may determine, on a series of Shares or on Common shares, shall be declared and payable only if the Company shall have, after giving effect to the dividend, sufficient net assets, without regard to any Letter of Credit or Guarantee, to meet the general business solvency margin prescribed by the Exempt Insurance Act and Section 51 of the Act; provided that dividends with respect to any series of Shares may be paid only out of earned surplus attributable to the Subsidiary Capital Account identified with those Shares, and only to the extent that, after giving effect to the dividend, the capital and surplus identified with that Subsidiary Capital Account (without regard to any Guarantee or Letter of Credit) would meet its pro rata share, based on allocable premium income, of the minimum net assets required of the Company under the Exempt Insurance Act. Subject to the right of the holders of Shares to receive minimum dividends pursuant to the following paragraph, to the extent a dividend is declared on the Shares, it shall be declared and paid subject to the foregoing limitations for each series of Shares as a percentage of the net income for the preceding calendar year and/or earned surplus as of the end of the preceding calendar year, attributable to each series of Shares, provided that such percentage may vary among series of Shares with the level of net income and/or earned surplus.

     (c) Subject to the preceding paragraph, the holders of the Shares of each series of Shares shall be entitled to receive minimum annual dividends, payable annually within the first 120 days of each fiscal year, in cash or such other property as the Board may determine. The minimum annual dividend payable on each Share shall be such Share's pro rata portion of an amount equal to 20% of the net income, if any, for the preceding fiscal year attributable to the Subsidiary Capital Account associated with the series of Shares of which that Share is a part. If a holder of Shares receives no dividend or a limited dividend in any annual period as a result of the limitations set forth in the preceding paragraph, any unpaid portion of the minimum dividend otherwise payable pursuant to this paragraph shall not become payable pursuant to this paragraph in any subsequent year.

     (d) In no event shall any dividend whatever be paid upon or declared or set apart for the Common shares, unless and until all minimum annual dividends required to be paid on the then outstanding Shares for the then current period shall have been paid or declared and set apart for payment.

(6)  REDEMPTION

The Common shares are non-redeemable. Subject to compliance with any applicable statute or act, the Company may redeem any of its issued and outstanding Shares if all Shares of the series of Shares involved are redeemed and the redemption of such Shares is approved by a majority of the Board, provided that the Director representing holders of the Shares votes in favor of the redemption. In addition to the foregoing restrictions, the Company shall not redeem any of its issued and outstanding Shares if there are reasonable grounds for believing that
(a) the Company is unable to or would, after that payment, be unable to pay its liabilities as they become due, or (b) the realizable value of the Company's assets would after that payment, be less than the aggregate of (i) its liabilities, and (ii) the amount that would be required to pay the holders of Shares that have a right to be paid, on a redemption or in a liquidation, rateably with or before the holders of the Shares to be redeemed.

The redemption of Shares shall be effective on the last day of the calendar year in which the redemption was approved by the Board. Such date is herein called the "Redemption Date."

The consideration payable to the holders of redeemed Shares shall be the Subsidiary Capital Account balance for the series of such Shares as of the Redemption Date, as adjusted by the Board to reflect (i) an appropriate share of any deficits in other Subsidiary Capital Accounts as of the Redemption Date,
(ii) unrealized gains and losses on investments held by the Company, and (iii) any contingent liabilities allocable to such account. Such consideration shall be paid within 5 months of the Redemption Date, provided that the holder(s) of the redeemed Shares shall have delivered to the Company, certificates representing the Shares being redeemed duly endorsed and accompanied by such other documents as the Company may require. Such consideration shall bear interest from the Redemption Date until the earlier of the date of payment or the date that is 5 months from the Redemption Date, at a rate equal to the rate of interest paid on 26-week United States Treasury Bills for the issue following the Redemption Date.

If the balance as of the Redemption Date of the Subsidiary Capital Account for the redeemed series of Shares is less than zero, then such deficit shall be allocated (i) first to the Subsidiary Capital Account for the Common shares, and
(ii) then, any remaining unallocated deficit to the Subsidiary Capital Accounts for the Shares with positive balances, pro rata, based upon such balances.

Upon redemption of the Shares as aforesaid, the holder(s) thereof shall cease to have any further interest in the shares being redeemed. Shares redeemed pursuant to this Section 2(6) shall return to the status of authorized but unissued Shares.

                                   SCHEDULE B

3.   Restrictions, if any, on share transfers:

     (a) Subject to the exceptions listed below, Shares (whether owned by the original or any subsequent holder thereof) shall not be transferred in any manner unless the holder(s) has received a bona fide written offer to purchase such Shares effective as of the end of a calendar year, a copy of which has been furnished to the Company, and the Company is thereafter offered the opportunity to purchase such Shares as of such date (the "Repurchase Date"). The Company shall have 60 days during which to exercise the rights conferred upon it by this paragraph. If the Company accepts such offer, the price will be the lesser of the balance of the Subsidiary Capital Account related to such series of Shares as of the Repurchase Date as adjusted to reflect (i) an appropriate share of any deficits in other Subsidiary Capital Accounts as of the Repurchase Date, (ii) unrealized gains and losses on investments held by the Company, and (iii) any contingent liabilities allocable to such account (or if less than all such Shares are offered, then the pro rata portion of such account attributable to the Shares offered), or the bona fide offering price. Payment by the Company may be deferred until the end of the fiscal quarter following the Repurchase Date. Shares purchased by the Company pursuant to this paragraph shall return to the status of authorized but unissued shares of such class. If the Company does not elect to purchase the Shares pursuant to this paragraph, they may be sold in accordance with the bona fide written offer referred to above within the 60 days following the Repurchase Date, subject to the requirements of the following paragraphs. After such 60 days, any attempted sale or transfer of the Shares shall be subject to all the requirements of this paragraph.

     (b) In addition to the requirements of the preceding paragraph and except as provided in paragraph (d) below, transfers of less than all Shares of a series of Shares shall not be made unless the holder(s) has received the written consent of the Company thereto. A request for such consent must be made in writing and set forth the name(s) and address(es) of the intended transferee(s), the desired date of the transfer, and the consideration to be paid. The Company shall have 60 days from receipt of such request to grant or withhold its consent to the intended transfer. If the Company fails to give its written consent, any subsequent transfer shall be void and of no effect.

     (c) Shares may not be transferred unless and until the Board has received such assurances of compliance with all applicable laws and regulations as it may deem necessary and the transferee has agreed to abide by the requirements set forth in the Stock Purchase Agreement entered into by the transferor. Certificates representing shares of any class of the Company's shares shall bear a legend substantially to the effect of this Section 3 of these Articles.

     (d) A sale, gift, assignment, pledge or other transfer of Shares shall be exempt from the requirements of paragraphs (a) and (b) of this Section 3 if the Board determines that the transferee or assignee of the shares is: (i) a member of the transferring shareholder's immediate family; (ii) a trust for the benefit of the transferring shareholder, or for the benefit of other exempted transferees described in this paragraph; (iii) if the transferor is a corporation, any shareholder of the transferor; (iv) if the transferor is a partnership, any of its partners; (v) a corporation which is controlled by or under common control with the transferor; (vi) the estate of a deceased shareholder or legatees and heirs of such deceased shareholder; (vii) a charitable or other qualifying organization described in Section 170(c)(2) of the United States Internal Revenue Code of 1986;
     (viii) in the case of a transfer of less than all of the Shares of a series of Shares, a person who immediately prior to such transfer is a holder of Shares of that series of Shares; or (ix) a key employee with respect to any business with respect to which the Shares held by the transferor were issued.

                                   SCHEDULE C

6.   Other provisions if any:

(1)  Preferential/Preemptive Rights

No holder of shares of the Company of any class, now or hereafter authorized, shall have any preferential or preemptive right to subscribe for, purchase or receive any shares of the Company of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe for or purchase such shares, or any securities convertible into or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the Company.

(2)  Amendment of Articles and By-Laws

The Company's Articles and By-Laws shall not be altered, amended or repealed and no provision inconsistent therewith shall be adopted, without the affirmative vote of the holders of a majority of the Common shares and of the Shares present; provided that the rights associated with any series of Shares shall not be varied, unless the rights associated with all other series of Shares are similarly changed, without the affirmative vote of the holders of a majority of the Shares of each series of Shares present.

(3)  Public Offerings of Shares or Security Interests

     (a) Subject to the provisions of Section 2(2)(b), the Company is permitted to invite applications or offers from the public (outside of Barbados) to subscribe for or purchase shares, debentures or other security interests.

     (b) It is the intention of the Company to register its shares with the U.S. Securities and Exchange Commission.

     (c) Copies of the prospectuses, statements in lieu of prospectuses and similar instruments related to the public offering of the Company's shares or securities shall be filed with the Registrar and deposited with the Secretary of the Securities and Exchange in accordance with the Companies Act Cap. 308 and the Securities and Exchange Act Cap. 318A of the laws of Barbados.

                                   APPENDIX B

                            STOCK PURCHASE AGREEMENT

                                     BETWEEN

                         INTEGON RE (BARBADOS), LIMITED

                                       AND

                              (Certified Purchaser)

                                -----------------

                                (Month/Date/Year)

Integon Re (Barbados), Limited
One Financial Place
Collymore Rock
St Michael, Barbados

Gentlemen:

The undersigned Shareholder (as more fully described below) hereby offers to purchase certain shares of stock of Integon Re (Barbados), Limited, a Barbados corporation (the "Company"), upon the terms and conditions set forth herein. The Shareholder hereby tenders a check in the amount of the Purchase Payment (as defined herein), to be held in an escrow account with Barclays Bank PLC (the "Escrow Account"). This offer shall expire on the 120th day after the date hereof if the Company has not accepted it prior to such expiration date. The Shareholder acknowledges receipt of a prospectus dated ____ [ ], 2002 with respect to the stock described herein.

1. DEFINITIONS

1.1. Integon. The term "Integon" means Integon Corporation, a Delaware corporation.

1.2 Integon Account. The term "Integon Account" means the separate business record maintained by Integon or any of its subsidiaries or affiliates to track volume, experience and commissions with respect to Integon private passenger automobile, commercial auto and/or motorcycle insurance policies sold by:
[insert name of agency or agencies].

1.3 Purchase Payment. The term "Purchase Payment" means the $    ($250(U.S.) x
number of shares) paid hereunder as consideration for the purchase of the Shares.

1.4 Retrocession Percentage. The term "Retrocession Percentage" means ____% (enter 20%, 30%, 40% or 50%) of the risk in respect of each insurance policy sold by the insurance agency identified with the Integon Account and reinsured by the Company.

1.5      Shareholder.  The term "Shareholder" means                , taxpayer
identification number            , who is a citizen of, or an entity formed
under the laws of                  , and with a residence or business
address at                               .

1.6 Shares. The term "Shares" means shares (number of shares) of the authorized shares of a series of the participating stock of the Company, which series consists of 100 shares, and which is issued in respect of the Integon Account.

1.7 The masculine gender is to be construed to include a female or an entity where the context of this Agreement so requires.

2. REPRESENTATIONS

2.1 Representation of Shareholder. The Shareholder represents that he has been duly certified (on the form furnished by the Company and attached hereto) by the insurance agency or agency with respect to which the Integon Account is maintained and meets the requirements for this purchase and sale as set forth in the Articles of Incorporation of the Company (the "Articles"), copies of which are attached to the prospectus.

2.2 Representation of Company. The Company represents that the issuance and sale of the Shares pursuant to this Agreement has been duly authorized by the Board in accordance with the Articles, and is consistent with the applicable provisions of Barbados law.

3. PURCHASE AND SALE OF SHARES

3.1 Purchase and Sale of Shares. Upon acceptance of this Agreement by the Company, and subject to the satisfaction of the conditions set forth in Section
3.2 below, the Company agrees to sell and issue to the Shareholder, and the Shareholder agrees to purchase, the Shares in consideration of the Purchase Payment.

3.2 Condition of Purchase and Sale. It is a condition of this Agreement that the Company must sell and issue at least 4 other series of participating stock contemporaneous with or prior to the sale and issue of the Shares pursuant to this Agreement. If the condition set forth in the preceding sentence is not satisfied by June 30, 2003, then this Agreement shall terminate and the Purchase Payment shall be refunded to the Shareholder in accordance with Section 4 of this Agreement.

4. ESCROW OF PURCHASE PAYMENT

Subject to the following sentence, the Purchase Payment will remain on deposit in the Escrow Account until the Shares are issued by the Company. If this Agreement is not executed by the Company within 120 days of the date hereof, or if the Shares are not issued by June 30, 2003, the Purchase Payment shall be refunded promptly together with any interest earned thereon. Following execution by the Company, the Shareholder shall have no right to withdraw the amount of the Purchase Payment or any interest earned thereon.

5. COVENANTS OF THE COMPANY

5.1 Articles. Prior to the date that any shares of participating stock are issued and outstanding, the Company shall not amend its Articles in a manner that has any effect on the relative rights of participating stock.

5.2 Series of Participating Stock. No more than 100 shares of the same series of participating stock as the Shares shall be issued by the Company, and no other series of such stock shall be issued with respect to the Integon Account.

5.3 Reinsurance Business. The business of the Company shall be limited to the reinsurance of property and casualty insurance policies, including primarily automobile and motorcycle insurance policies underwritten by Integon's subsidiaries or affiliates and identified with the Integon Account and similar Integon accounts maintained with respect to independent insurance agencies for which series of participating stock of the Company are issued and outstanding. Notwithstanding the foregoing, the Company will not reinsure any policies identified with the Integon Account (or any similar Integon account), if the Company determines, in its sole discretion, that the Shares (or other shares of the Company's participating stock in the case of other Integon accounts), are not in good standing.

5.4 Retrocession Percentage. The Retrocession Percentage for the Shares shall be equal to the lesser of (i) the percentage set forth in Section 1.4 of this Agreement, or (ii) the lowest Retrocession Percentage set forth in any stock purchase agreement pursuant to which any shares of participating stock are issued with respect to the Integon Account. Notwithstanding the foregoing, the Retrocession Percentage may be changed subsequent to the issuance of the Shares, subject to the agreement of the Company and the holder(s) of the Shares and the holders of all shares of participating stock issued with respect to the Integon Account, and provided that the Retrocession Percentage may be changed only as of the beginning of a calendar year, upon written request received at least 30 days prior to the beginning of such calendar year, and may not be changed to any percentage other than 20%, 30%, 40% or 50%, and provided further that any such change shall apply only to insurance policies issued or renewed subsequent to when the change of the Retrocession Percentage takes effect.

6. LIMITATIONS BASED ON INADEQUATE CAPITAL

The Shareholder and the Company agree that if the Company cannot meet the minimum margin of solvency requirements under Barbados insurance law, then, to the extent the net asset value attributable to the Subsidiary Capital Account (the "Account") for the shares issued pursuant to this Agreement is less than its pro rata share (based on proportionate earned premium) of the Company's required net asset value, the Company shall reduce the business attributable to the Account, on a pro rata basis with such other accounts that are similarly deficient, by retrocession or some other means acceptable to the Company, to the extent necessary to permit the Company to meet the Company's required minimum margin of solvency.

7. RESTRICTIONS ON TRANSFER

The Shareholder agrees to be bound by and shall be subject to all provisions in the Articles (including without limitation those with respect to the ownership and transfer of the Shares) that are in effect as of the date of this Agreement or that may be added in the future, and any amendments to such provisions. It is understood that the Company may place on the certificate for the Shares a legend stating in substance:

The sale, transfer, or other disposition of the shares evidenced by this certificate is restricted pursuant to provisions of the Articles of Integon Re (Barbados), Limited ("Company"), and the Stock Purchase Agreement ("Agreement") between the Company and the Shareholder, [dated], pursuant to which the shares were issued. Copies of the Articles and the Agreement may be examined at the registered office of the Company.

8. MISCELLANEOUS

8.1 Severability. If for any reason any provision of this Agreement shall be invalid or unenforceable, the validity of any or all of the remaining provisions shall not be affected thereby; provided, however, that the absence of such illegal or invalid provisions does not so materially alter the purpose of this Agreement such that the continuation of the arrangement contemplated by this Agreement would no longer be mutually beneficial to the Shareholder and the Company.

8.2 No Waiver. The failure of any party to insist upon strict performance of any obligation hereunder shall not be a waiver of the party's right to demand strict compliance therewith in the future.

8.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Barbados.

8.4 Counterparts. This Agreement has been executed in multiple copies, each of which shall for all purposes constitute one Agreement, binding on the parties.

8.5 Assignment. This Agreement is personal to the parties and, except as contemplated herein and in the Articles, no party shall have any right to assign any right or to delegate any duty hereunder, either voluntarily or involuntarily, or by operation of law.

8.6 Term of Agreement. Except as herein expressly provided, this Agreement shall remain in force as long as the Shares remain outstanding. If not terminated sooner, this Agreement shall terminate upon the earlier of the redemption of the Shares or the liquidation of the Company.

8.7 Effect of Transfer. The Shareholder shall be relieved of all restrictions and obligations and shall not be entitled to any further benefits under this Agreement upon transfer of all the Shares and upon the agreement of the transferee to be bound by the terms and conditions of this Agreement.

8.8 Amendment. No change, modification, or amendment to this Agreement shall be valid or binding upon the parties hereto unless such change, modification, or amendment shall be in writing signed by all of the parties.

8.9 Integration. This Agreement constitutes the full and complete agreement between the Shareholder and the Company.

8.10 Captions. Titles or captions of sections, paragraphs or exhibits contained in or made a part of this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

8.11 Notices. Any and all notifications permitted or required to be made under this Agreement shall be in writing, signed by the party giving such notification, and shall be sent by registered or certified mail, postage prepaid
(1) if to the Shareholder, at the address set forth in Section 1.5 of this Agreement or at such other address as may have been furnished by the Shareholder to the Company in writing; or (2) if to the Company, in care of Integon Re (Barbados), Limited, One Financial Place, Collymore Rock, St. Michael, Barbados, W.I. For purposes of computing a time period, the date of mailing shall be the date of notification.

8.12 Survival of Representations and Warranties. All agreements, representations, and warranties contained herein or made in writing by the Shareholder or the Company in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement, and the sale and purchase of the Shares under this Agreement.

8.13 Relationship to Articles. The provisions of the Articles are incorporated herein to the extent relevant to this Agreement.

If the authorized representative of the Company executes this Agreement on its behalf, then this Agreement shall become a binding contract, subject to the terms and conditions set forth herein, between the Company and the Shareholder as of the date of the execution on behalf of the Company.

                                         Very truly yours,





--------------------------               --------------------------------------
Date                                     Signature of Shareholder


                                         --------------------------------------
                                         Print Name of Shareholder

The foregoing Agreement is hereby accepted and agreed to as of the date set forth below. Series P- is hereby designated for the Shares described in this Agreement.

INTEGON RE (BARBADOS), LIMITED

By                                        Dated:
   -----------------------------                -------------------------------

Title
      --------------------------

     Note: Upon acceptance by the Company, a duly signed copy of this Agreement shall be sent to the Shareholder.

                                   APPENDIX C

                         INTEGON RE (BARBADOS), LIMITED

                               CERTIFICATION FORM

The undersigned, doing business as ______________________ (name of independent insurance agency) (the "Agency"), with respect to which Integon Account___ is maintained, hereby designates __________________________ (name of purchaser), who resides at ____________________________ (address of purchaser)(the "Purchaser"), to be deemed eligible to purchase shares of a series of the participating stock of Integon Re (Barbados), Limited (the "Company") pursuant to the Articles of Incorporation of the Company. The undersigned represents that
(i) all necessary corporate or other actions have been taken by the Agency to certify Purchase to purchase shares, and (ii) that the person signing this certification is duly authorized to execute this certification on behalf of the Agency.



--------------------------               --------------------------------------
Date                                     Signature




                                         --------------------------------------
                                         Print Name and Title




                                         --------------------------------------
                                         Print Name of Agency

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses, all of which were paid by Integon Corporation, in connection with the initial offering described in the Registration Statement:

           Registration Fee -- Securities and Exchange      $    1,980
               Commission ............................
           State "Blue Sky" fees......................      $   25,000
           Accountants Fees and Expenses..............      $   15,600
           Legal Fees and Expenses....................      $   25,000
           Printing and Engraving.....................      $   10,000
           Miscellaneous..............................      $    5,000
                                                            ----------
                 Total Expenses.......................      $  282,580
                                                            ----------


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Paragraph 10 of Registrant's By-Laws provides for the indemnification of Registrant's officers and directors (and such persons' heirs, executors and administrators) against any and all judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred by such person in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee, fiduciary or member of any other corporation, partnership, joint venture, trust, enterprise or organization, except with respect to any matter for which indemnification would be void pursuant to the Companies Act, 1982 of Barbados (the "Companies Act").

Under the Companies Act, indemnification of Registrant's officers and directors against any liability which would attach by reason of any contract entered into or act or thing done or omitted to be done by them in performance of their office or in any way in the discharge of their duties, if the same happens through their not acting in good faith and in the best interest of the Registrant is void.

The position of the Securities and Exchange Commission regarding indemnification for liabilities arising under the Securities Act of 1933 is set forth under Item 17, paragraph 4 of this Part II.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULE

A.   Exhibits:

     3     Articles of Incorporation (filed as Appendix A to the Prospectus).

     5     Opinion of Peter R.P. Evelyn.

     10(a) Retrocession Agreement between Motors Insurance Corporation and
           Registrant.*

     (b) Specimen Stock Purchase Agreement (filed as Appendix B to the Prospectus).*

     (c)   Stock Purchase Agreement between Registrant and Integon Corporation.*

     (d) Insurance Management Agreement between Registrant and Aon Insurance Managers (Barbados) Ltd.*

     (e) Investment Manager Agreement between Registrant and BlackRock International, Ltd.*

     23(a) Consent of Peter R.P. Evelyn.

     (b)   Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P.

     (c)   Consent of Deloitte & Touche, Independent Chartered Accountants.

     24    Power of Attorney.*

     99(a) Certification Form (filed as Appendix C to the Prospectus).

     *    Previously filed.

B.   Financial Statement Schedules:

No financial statement schedules are submitted herewith because the information is included elsewhere in the financial statements or the notes thereto or such schedules are not applicable.

ITEM 17. UNDERTAKINGS

The Company hereby undertakes:

(1) To file, during any period in which offers or sales of the securities being registered are being made, a post-effective amendment to this Registration
Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933 (the "Securities Act"), each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Michael, Barbados, on May 8, 2002.

                                           INTEGON RE (BARBADOS), LIMITED


                                           By   s/Ronald W. Jones
                                                Ronald W. Jones, Vice-President,
                                                Finance

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

               SIGNATURE                                 TITLE                      DATE
s/Gary Y. Kusumi                         Chairman and Chief Executive           May 1, 2002
----------------------------------       Officer, President and Director
   Gary Y. Kusumi                        (Principal Executive Officer)

s/Ronald W. Jones                        Vice-President, Finance                May 8, 2002
----------------------------------       (Principal Financial and Accounting
   Ronald W. Jones                       Officer)

s/Bernard J. Buselmeier                  Vice-President and Director            May 1, 2002
----------------------------------
   Bernard J. Buselmeier

s/Kenneth J. Jakubowski                  Vice-President and Director            May 1, 2002
----------------------------------
   Kenneth J. Jakubowski

s/Peter R. P. Evelyn                     Director                               May 8, 2002
----------------------------------
   Peter R. P. Evelyn